The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-153689

SUBJECT TO COMPLETION, DATED MAY 13, 2009

P R E L I M I N A R Y   P R O S P E C T U S   S U P P L E M E N T

(To Prospectus Dated October 3, 2008)

$125,000,000 of Class A Shares

Representing Class A Limited Liability Company Interests

Fortress Investment Group LLC

$         per share

We are selling up to $125,000,000 of Class A shares representing Class A limited liability company interests. We are selling all of the Class A shares offered in this offering. None of our five principals or our other significant investors will be selling any shares in this offering. We anticipate that our five principals will purchase 10% of the Class A shares sold in this offering (up to an aggregate amount of $25.0 million). We also anticipate that an affiliate of Nomura Holdings, Inc. will purchase approximately 13.5% of the Class A shares sold in this offering (up to an aggregate amount of $40.0 million).

We have granted the underwriters a 30-day option to purchase up to $18,750,000 of additional Class A shares at the public offering price less underwriting discounts for the purpose of covering over-allotments, if any.

Our Class A shares are listed on the New York Stock Exchange under the trading symbol “FIG.” The last reported sale price of our Class A shares on May 13, 2009 was $5.38 per share.

Investing in our Class A shares involves a high degree of risk. See “Risk Factors” on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds to us (before expenses)	$	$

The underwriters expect to deliver the Class A shares against payment on May     , 2009 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi    J.P.Morgan    Merrill Lynch & Co.    Nomura Securities International, Inc.

May     , 2009

PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations, cash flow and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the Class A shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, including the Class A shares. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, unless the context otherwise requires:

“Management Fee Paying Assets Under Management,” or “AUM,” refers to the management fee paying assets we manage, including, as applicable, capital we have the right to call from our investors pursuant to their capital commitments to various funds. Our AUM equals the sum of:

(i)	the capital commitments or invested capital (or NAV, if lower) of our private equity funds and hybrid PE funds, depending on which measure management fees are being calculated upon at a given point in time, which in connection with funds raised after March 2006 includes the mark-to-market value of public securities held within the funds,

(ii)	the contributed capital of our publicly traded alternative investment vehicles, which we refer to as our “Castles,”

(iii)	the net asset value, or “NAV,” of our hedge funds; and

(iv)	the NAV of our managed accounts, to the extent management fees are charged.

For each of the above, the amounts exclude assets under management for which we charge either no or nominal fees, generally related to our principal investments in funds as well as investments in funds by our principals, directors and employees.

Our calculation of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of AUM is not based on any definition of assets under management contained in our operating agreement or in any of our Fortress Fund management agreements.

“Fortress,” “we,” “us,” “our,” and the “company” refer, collectively, to Fortress Investment Group LLC and its subsidiaries, including the Fortress Operating Group and all of its subsidiaries.

“Fortress Funds” and “our funds” refers to the private investment funds and alternative asset companies that are managed by the Fortress Operating Group.

“Fortress Operating Group” refers to the combined entities, which were wholly-owned by the principals prior to January 2007, and in each of which Fortress Investment Group LLC acquired an indirect controlling interest in January 2007.

“principals” or “Principals” refers to Peter Briger, Wesley Edens, Robert Kauffman, Randal Nardone and Michael Novogratz, collectively, who prior to the completion of our initial public offering and related transactions directly owned 100% of the Fortress Operating Group units and following completion of our initial public offering and related transactions own a majority of the Fortress Operating Group units and all of the Class B shares, representing a majority of the total combined voting power of all of our outstanding Class A and Class B shares. The principals’ ownership percentage is subject to change based on, among other things, equity offerings, including this offering, and grants by Fortress and dispositions by the principals.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our funds’ investments, our distributable earnings, our ability and intention to pay dividends to our Class A shareholders and our financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “approximate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors that could affect our operations and future prospects include, but are not limited to:

•	the loss of services of any of the principals or our investment professionals;

•	adverse performance of our funds;

•	adverse changes in the global investment markets;

•	the termination or liquidation of, or our being removed as the manager of, any of our funds;

•	litigation against us or our funds;

•	legislative and regulatory changes, particularly related to taxation;

•	our ability to deal appropriately with conflicts of interest;

•	our ability to comply with the laws and regulations;

•	adverse changes in the financing markets we access affecting our ability to finance investments;

•	our ability to raise, and the cost of, capital for future investments and other uses;

•	the amount and timing of redemption requests;

•	our ability to comply with the terms of our credit agreement;

•	completion of pending investments;

•	our ability to monetize our investments on attractive terms;

•	our ability to raise funds;

•	counterparty defaults;

•	trading or risk management errors, employee misconduct and other operational risks;

•	competition within the alternative asset management industry; and

•	other risks detailed in this prospectus supplement or the accompanying prospectus, and from time to time in our SEC reports, particularly under the heading “Risk Factors” in such documents.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors that are included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended by our Current Report on Form 8-K filed with the SEC on May 13, 2009, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, all of which are incorporated by reference in this prospectus supplement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this prospectus supplement. We are under no duty to update any of the forward-looking statements after the date of this prospectus supplement to conform these statements to actual results.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our Class A shares. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision to purchase our Class A shares, especially the risks of investing in our Class A shares discussed under “Risk Factors” contained herein and in the documents incorporated by reference and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.

Unless otherwise indicated, the information contained in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

Fortress Investment Group LLC

Fortress Investment Group LLC is a leading global alternative asset manager with approximately $26.5 billion in AUM as of March 31, 2009.

Fortress was founded in 1998 as an asset-based investment management firm with a fundamental philosophy premised on alignment of interests with the investors in our funds. Our managed funds primarily employ absolute return strategies; we strive to have positive returns regardless of the performance of the markets. Investment performance is our cornerstone – as an investment manager, we earn more if our investors earn more. In keeping with our fundamental philosophy, we invest capital in each of our businesses. As of March 31, 2009, Fortress’s investments in and commitments to our funds were $0.9 billion, consisting of the net asset value of Fortress’s principal investments of $0.8 billion, and unfunded commitments to private equity funds and hybrid PE funds of $0.1 billion.

We plan to strategically grow our fee-paying assets under management and will seek to generate superior risk-adjusted investment returns in our funds over the long term. We are guided by the following key objectives and values:

•	generating superior risk-adjusted investment returns;

•	introducing innovative new investment products, while remaining focused on, and continuing to grow, our existing lines of business;

•	maintaining our disciplined investment process and intensive asset management; and

•	adhering to the highest standards of professionalism and integrity.

We currently have approximately 800 employees, including more than 200 investment professionals, at our headquarters in New York and our affiliate offices in Atlanta, Charlotte, Dallas, Frankfurt, Hong Kong, London, Los Angeles, New Canaan, Shanghai, Sydney, Tokyo and Toronto.

Our Current Businesses

We raise, invest and manage private equity funds, liquid hedge funds and hybrid funds. We earn management fees based on the size of our funds, incentive income based on the performance of our funds, and investment income from our principal investments in those funds. We invest capital in each of our businesses.

As of March 31, 2009, we managed alternative assets in three core businesses:

Private Equity — a business that manages approximately $13.2 billion of AUM comprised of two business segments: (i) private equity funds that primarily make significant, control-oriented investments in debt and equity securities of public or privately held entities in North America and Western Europe, with a focus on acquiring and building asset-based businesses with significant cash flows; and (ii) publicly traded alternative investment vehicles, which we refer to as “Castles,” that invest primarily in real estate and real estate related debt investments.

Liquid Hedge Funds — a business that manages approximately $4.8 billion of AUM. These funds invest globally in fixed income, currency, equity and commodities markets and related derivatives to capitalize on imbalances in the financial markets.

Hybrid Funds — a business that manages approximately $8.5 billion of AUM comprised of two business segments: (i) hybrid hedge funds which make highly diversified investments globally in assets, opportunistic lending situations and securities throughout the capital structure with a value orientation, as well as in investment funds managed by external managers; and (ii) hybrid private equity (“PE”) funds which are comprised of a family of “credit opportunities” funds focused on investing in distressed and undervalued assets, a family of “long dated value” funds focused on investing in undervalued assets with limited current cash flows and long investment horizons, and a family of “real assets” funds focused on investing in tangible and intangible assets in four principal categories (real estate, capital assets, natural resources and intellectual property).

We treat our principal investments in these funds as a distinct business segment.

Principal Sources of Revenue

Overview

Our principal sources of revenues from the Fortress Funds consist of (i) management fees, which are typically earned as a percentage of AUM, (ii) incentive income, which is typically earned as a percentage of profits, in some cases in excess of, or subject to achieving, specified thresholds, and (iii) investment income (loss), which represents the returns on our principal investments in the Fortress Funds. The following table provides the management fees and incentive income from Fortress Funds, on a segment reporting basis, of each of our core businesses for the previous three fiscal years and for the first quarter of 2009:

	March 31, 2009	December 31,
		2008	2007	2006
	( in thousands)
Private Equity
Funds
Management Fees	$37,631	$162,891	$127,490	$82,137
Incentive Income (A)	—	(94,719)	275,254	129,800

Castles
Management Fees	11,911	54,102	49,661	32,544
Incentive Income	—	12	39,490	15,682

Liquid Hedge Funds
Management Fees	22,629	217,575	158,882	92,746
Incentive Income	—	17,658	199,283	154,068

Hybrid Funds
Hedge Funds
Management Fees	28,123	147,823	129,516	84,536
Incentive Income	822	13,609	97,465	135,939
PE Funds
Management Fees	6,081	15,300	4,449	2,142
Incentive Income	—	412	—	—

(A)	2008 amount is net of a reserve for future clawback.

Certain of our segments are comprised of, and dependent on the performance of, a limited number of Fortress Funds. Each of these funds is material to the results of operations of its segment and the loss of any of these funds would have a material adverse impact on the segment. Moreover, the revenues we earned from certain funds individually exceeded 10% of our total revenues on an unconsolidated basis for fiscal 2008 and for the first quarter of 2009.

Private Equity Funds

Overview

Our private equity business is made up primarily of a series of funds named the “Fortress Investment Funds” and organized to make control-oriented investments in cash flow generating, asset-based businesses in North America and Western Europe.

Fortress Investment Funds

Investors in our private equity funds commit capital at the outset of a fund, which is then drawn down as investment opportunities become available, generally over a one to three year investment period. Proceeds are returned to investors as investments are realized, generally over eight to ten years. Management fees of 1% to 1.5% are generally charged on committed capital during the investment period of a new fund, and then on invested capital (or NAV, if lower). Management fees are generally paid to us semi-annually in advance. We also generally earn a 20% share of the profits on each realized investment in a fund —our incentive income— subject to the fund achieving a minimum return with respect to the fund as a whole, that is, taking into account all gains and losses on all investments in the fund. In addition, we earn investment income (or incur losses) on our principal investments in the Fortress Investment Funds.

Castles

We manage two publicly traded companies: Newcastle Investment Corp. (NYSE: NCT) and Eurocastle Investment Limited (Euronext Amsterdam: ECT), which we call our “Castles.” Public equity in the Castles was raised with broad investment mandates to make investments in a wide variety of real estate related assets, including securities, loans and real estate properties. The companies have no employees; we provide each company with a management team pursuant to management agreements entered into with each company. Pursuant to our management agreements, we earn management fees from each Castle equal to 1.5% of its equity (as defined in such agreements). In addition, we earn incentive income equal to 25% of the company’s funds from operations (or “FFO,” which is the real estate industry’s supplemental measure of operating performance) in excess of specified returns to the company’s shareholders. In addition to these fees, we also receive from the Castles, for services provided, options to purchase shares of their common stock in connection with each of their common stock offerings. These options are vested immediately, become exercisable over thirty months, and have an exercise price equal to the applicable offering price.

Liquid Hedge Funds

The liquid hedge funds, which invest daily in markets around the globe, seek to exploit opportunities in global currency, interest rate, equity and commodity markets and their related derivatives. Risk management is the cornerstone of the investment process, and the funds invest with a focus on preservation of capital. Investment opportunities are evaluated and rated on a thematic and an individual basis to determine appropriate risk-reward and capital allocations.

Liquid Hedge Funds

Our liquid hedge funds apply an investment process based on fundamental macroeconomic and market momentum analyses to identify strategies offering a favorable risk-return profile. The funds’ investment strategies are premised on the belief that imbalances in various financial markets are created from time to time by the influence of economic, political and capital flow factors. The funds have the flexibility to allocate capital dynamically across a wide range of global strategies, markets and instruments as opportunities change, and are designed to take advantage of a wide variety of sources of market, economic and pricing data to generate trading ideas. The funds invest primarily in major developed markets; however, they also invest in emerging markets if market conditions present opportunities for attractive returns.

Management fees are charged based on the AUM of the Drawbridge Global Macro Funds at a rate equal to 2% or 3% annually, payable quarterly in advance, depending on the investment and liquidity terms elected by investors. We earn incentive income of either 20% or 25% of the fund’s profits, payable quarterly, depending on the investment and liquidity terms elected by investors, and subject to achieving cumulative positive returns since the prior incentive income payment.

Investors in the Drawbridge Global Macro Funds may invest with the right to redeem without paying any redemption fee either quarterly, or annually after three years. However, unless a redemption fee is paid to the funds, full redemption by investors with quarterly liquidity takes a year, as the amount redeemed each quarter is limited to 25% of the investor’s holding in the funds. Similarly, some investors with three-year liquidity may redeem annually before three years, subject to an early redemption fee payable to the funds.

The Drawbridge Global Macro Funds temporarily suspended redemptions in the fourth quarter of 2008 primarily due to the need to renegotiate the terms of various financing agreements to which one or more of those funds was a party as a result of the heavy volume of redemption requests. As part of a restructuring of those funds, certain assets were designated as “illiquid” and we reduced the management fee on those assets to 1.5%. After the suspension was lifted in January 2009, redeeming investors received a portion of their redemption proceeds in the form of interests in an entity that holds interests in the illiquid assets, and the remainder in cash.

Fortress Macro Fund

The Fortress Macro Fund was launched on May 1, 2009, as part of the restructuring of the Drawbridge Global Macro Funds whereby certain investors in the Drawbridge Global Macro Funds exchanged their interests in the liquid pool of assets of those funds into interests in the Fortress Macro Fund. Exchanging investors were able to carry over their “high water mark” from the Drawbridge Global Macro Funds. As a result, we will not immediately earn incentive income on profits relating to their capital.

Management fees are charged based on the AUM of the Fortress Macro Fund at a rate equal to 1.5% or 2% annually, payable quarterly in advance, depending on the liquidity terms elected by investors. We earn incentive income of either 15% or 20% of this fund’s profits, payable annually, depending on the liquidity terms elected by investors, and subject to achieving cumulative positive returns since the prior incentive income payment. Investors in the Fortress Macro Fund may invest with the right to redeem without paying any redemption fee either quarterly, or annually after three years.

Commodities Fund

This fund’s principal investment objective is to seek a superior total return on its assets by executing a directional investment strategy in the global commodity and equity markets. This fund was established in 2008 and seeks to identify optimal risk-adjusted strategies by assessing opportunities along various points of the relevant commodity and equity supply chains. This fund expects to invest across multiple sectors within the commodity asset class ranging from energy to metals to agriculture and within the cyclical, industrial, and commodity equity universe.

Hybrid Funds

Hybrid Hedge Funds

Our hybrid hedge funds are designed to exploit pricing anomalies that exist between the public and private finance markets. These investment opportunities are often found outside the traditional broker-dealer mediated channels in which investments that are efficiently priced and intermediated by large financial institutions are typically presented to the private investment fund community. We have developed a proprietary network comprised of internal and external resources to exclusively source transactions for the funds.

The funds are able to invest in a wide array of financial instruments, ranging from assets, opportunistic lending situations and securities throughout the capital structure with a value orientation. All of these investments are based on fundamental bottom up analysis and are typically event driven. The funds’ diverse and idiosyncratic investments require significant infrastructure and asset management experience to fully realize value. We have developed a substantial asset management infrastructure with expertise in managing the funds’ investments in order to be able to maximize the net present value of investments on a monthly basis. Our endowment strategy funds are designed to blend this direct bottom up investing style with third party managers to create excellent risk adjusted returns with an emphasis on capital preservation.

Drawbridge Special Opportunities Funds

The Drawbridge Special Opportunities Funds form the core of our hybrid hedge fund investing strategy. The funds opportunistically acquire a diversified portfolio of investments primarily throughout the United States, Western Europe and the Pacific region. The funds’ investment program incorporates three complementary investment strategies, focusing on asset-based transactions, loans and corporate securities. The majority of the funds’ investments are relatively illiquid, and the funds generally make investments that are expected to liquidate or be realized within a five-year period.

Management fees are charged based on the AUM of the Drawbridge Special Opportunities Funds at a rate equal to 2% annually, payable quarterly in advance. We generally earn incentive income of 20% of the fund’s profits, payable annually, and subject to achieving cumulative positive returns since the prior incentive income payment. Investors in the Drawbridge Special Opportunities Funds may redeem annually on December 31. Because of the illiquid nature of the funds’ investments, rather than receiving redemption proceeds immediately, redeeming investors may have to receive their redemption proceeds as and when the particular investments held by the fund at the time of redemption are realized.

Fortress Partners Funds

The Fortress Partners Funds were launched in July 2006. The funds invest with a broad mandate, similar to endowment portfolios of large universities. Investments are made both in Fortress Funds and in funds managed by other managers, and in direct investments that are sourced either by Fortress personnel or by third-party fund managers with whom we have relationships.

Hybrid PE Funds

Our hybrid PE funds are comprised of three families of funds as described below.

Credit Opportunities Funds

Fortress established the Fortress Credit Opportunities Funds in 2008 to make opportunistic credit-related investments. Their investment objective is to generate significant current income and long-term capital appreciation through investments in a range of distressed and undervalued credit investments, including but not limited to residential loans and securities, commercial mortgage loans and securities, opportunistic corporate loans and securities, and other consumer or commercial assets and asset-backed securities.

Long Dated Value Funds

In addition to our Fortress Investment Fund family of funds, we introduced in early 2005 a pioneering private equity fund product — the Long Dated Value family of funds — which focuses on making investments with long dated cash flows that may be undervalued because of the lack of current cash flows or because the investment is encumbered by a long term lease or financing, and that provide the potential for significant capital appreciation over the long term.

The Long Dated Value Funds are generally similar in structure to the Fortress Investment Fund family of funds, including in terms of fees payable to us, except that the funds have an investment life of 25 years, reflecting the funds’ investment profiles, and incentive income is distributed to us after all of a fund’s invested capital has been returned, rather than as each investment is realized.

Real Assets Funds

Fortress established the Real Assets Funds in 2007 seeking to generate superior risk adjusted returns by opportunistically investing in tangible and intangible assets with the potential to achieve significant value generally within a three-to-ten year time horizon. The investment program of these funds focuses on direct investments in four principal investment categories — real estate, capital assets, natural resources and intellectual property — but also may include indirect investments in the form of interests in real estate investment trusts, master limited partnerships, corporate securities, debt securities and debt obligations — including those that provide equity upside — as well as options, royalties, residuals and other call rights that provide these funds with the potential for significant capital appreciation. The investments are located primarily in North America and Western Europe, but may also include opportunities in Australia, Asia and elsewhere on an opportunistic basis.

Recent Developments

In May 2009, certain consolidated affiliates of Fortress executed several agreements to become the investment manager of certain investment funds currently managed by D.B. Zwirn & Co., L.P. (the “Zwirn Funds”) and to effect other related transactions. Consummation of these transactions is currently anticipated to occur in the second quarter of 2009 subject to the satisfaction of various conditions, including the approval of investors in certain of the Zwirn Funds. As of May 5, 2009, the Zwirn Funds managed approximately $2 billion of assets.

The following table sets forth estimated returns for our hedge funds:

Hybrid

	Estimated[2] Month Ended April 30, 2009	Estimated[2] Year to Date Through April 30, 2009
Net Returns[1]
Drawbridge Special Opportunities LP3	1.3%	4.5%
Drawbridge Special Opportunities Ltd[3]	0.3%	3.8%
Fortress Partners Fund LP	2.1%	0.1%
Fortress Partners Offshore Fund LP	2.4%	1.0%

[1]

The performance data contained herein reflects returns for a “new issue eligible” investor, net of all fees and expenses borne by the applicable fund as of the close of business on the last day of the relevant period. Fund investor performance may also vary based on, among other things, whether an investor is invested in one or more special investments and the particular fee class to which an investor subscribed.
[2]	Estimated returns are subject to change, and actual results could differ significantly from these estimates.
[3]

The returns for the Drawbridge Special Opportunities Funds reflect the performance of each fund excluding the performance of the redeeming capital accounts which relate to December 31, 2008 redemptions.

Liquid

	Estimated[2] Month Ended April 30, 2009	Estimated[2] Month Through May 8, 2009	Estimated[2] Year to Date Through May 8, 2009
Net Returns[1]
Drawbridge Global Macro Fund Ltd.	0.5%	1.5%	7.3%
Fortress Macro Offshore Fund LP3	N/A	1.6%	1.6%
Fortress Commodities Fund L.P.	0.0%	2.7%	2.2%

[1]

The performance data contained herein reflects returns for a “new issue eligible” investor, net of all fees and expenses borne by the applicable fund as of the close of business on the last day of the relevant period. Fund investor performance may also vary based on, among other things, whether an investor is invested in one or more special investments and the particular fee class to which an investor subscribed.

[2]	Estimated returns are subject to change, and actual results could differ significantly from these estimates.
[3]	Fund started on May 1, 2009.

Florida East Coast Industries Inc. (“FECI”), in which we have a total of $281.4 million in direct and indirect equity investments and which therefore constitutes our largest single balance sheet investment, has borrowed a total of approximately $1.6 billion under a credit agreement which matures on July 27, 2009. FECI is currently in negotiations with its lenders under the credit agreement to refinance this indebtedness prior to maturity, and we currently expect that the refinancing will be successfully completed prior to the maturity of the facility. Under the terms of the credit agreement, FECI is required to deliver audited financial statements to its lenders by May 15, 2009, and we do not expect it to deliver those statements. Failure to deliver such statements would result in a technical event of default under the credit agreement, which would permit FECI’s lenders to accelerate the full amount of the indebtedness in their discretion. Based on discussions between FECI and its lenders, we do not currently expect the lenders to exercise this right. Acceleration of FECI’s indebtedness (or the maturity of the facility without being refinanced) could result in a decrease in the valuations ascribed to our direct and indirect investments in FECI which would be taken into account in determining our compliance with covenants under our credit agreement.

THE OFFERING

Gross proceeds from shares offered by us in this offering	$125,000,000

Shares offered by us in this offering	Class A shares

Shares to be outstanding immediately after this offering:

•        Class A shares

• Class B shares	312,071,550

Shares to be held by our principals immediately after this offering:

•        Class A shares

• Class B shares	312,071,550

Fortress Operating Group units held immediately after this offering:

• by us	or approximately %

• by our principals	or approximately %

Voting

• Class A shares	one vote per share

• Class B shares	one vote per share

• Voting Rights	Holders of our Class A shares and Class B shares vote together as a single class on all matters submitted to our shareholders for their vote or approval. See “Description of Shares” beginning on page 6 in the accompanying prospectus.

Use of proceeds	We intend to use the net proceeds from the shares sold by us in this offering to repay approximately $60 million under the Credit Agreement (as defined under “Use of Proceeds”), and the remainder for working capital and other general corporate purposes, which may include investments as the general partner in Fortress Funds. See “Use of Proceeds” in this prospectus supplement.

New York Stock Exchange symbol	FIG

Risk factors	Please read the section entitled “Risk Factors” on page S-12 of this prospectus supplement and in the documents incorporated by reference for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A shares.

The number of Class A shares and Class B shares to be issued and outstanding after this offering is based on 94,638,415 Class A shares issued and outstanding as of May 11, 2009 and 312,071,550 Class B shares issued and outstanding as of May 11, 2009, and excludes:

•	312,071,550 Class A shares issuable upon exchange of Fortress Operating Group units by our principals;

•	Class A shares issuable upon exercise of the underwriters’ over-allotment option; and

•	interests granted under our equity incentive plan, consisting of:

•	47,923,984 restricted Class A share units granted to employees and affiliates (net of forfeitures);

•	138,064 restricted Class A shares granted to directors pursuant to our equity incentive plan; and

•	66,937,952 Class A shares and Fortress Operating Group units that remain available for future grant under our equity incentive plan.

•

31,000,000 restricted partnership units issued to one of our senior employees together with a corresponding number of Class B shares that may be issuable in respect of such restricted partnership units.

SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION

The following table sets forth certain summary financial information on a historical basis.

The summary historical financial information set forth below as of December 31, 2008, 2007, 2006, 2005 and 2004 and for each of the five years ended December 31, 2008, has been derived from our audited consolidated and combined financial statements. The summary historical financial information set forth below as of March 31, 2009 and 2008, and for the three months ended March 31, 2009 and 2008, has been derived from our unaudited interim consolidated financial statements. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands, except share data)
Operating Data
Revenues
Management fees and incentive income from affiliates and other revenues	$122,296	$200,880	$731,800	$926,985	$410,815	$284,313	$128,671
Interest and dividend income - investment company holdings	—	—	—	309,030	1,110,489	759,086	222,707

	122,296	200,880	731,800	1,236,015	1,521,304	1,043,399	351,378

Expenses	372,007	393,728	1,530,353	1,787,043	1,117,283	685,229	198,403

Other Income (Loss)
Gains (losses) - investment company holdings	—	—	—	(647,477)	6,594,029	2,903,978	881,658
Gains (losses) - other investments	(2,473)	(27,957)	(58,305)	(109,160)	173,641	37,181	20,512
Tax receivable agreement liability reduction	(55)	—	55,115	—	—	—	—
Earnings (losses) from equity method investees	(34,849)	(49,129)	(304,180)	(61,674)	5,039	10,465	14,616

	(37,377)	(77,086)	(307,370)	(818,311)	6,772,709	2,951,624	916,786

Income (loss) before deferred incentive income and income taxes	(287,088)	(269,934)	(1,105,923)	(1,369,339)	7,176,730	3,309,794	1,069,761
Deferred incentive income	—	—	—	307,034	(1,066,137)	(444,567)	(104,558)

Income (loss) before income taxes	(287,088)	(269,934)	(1,105,923)	(1,062,305)	6,110,593	2,865,227	965,203
Income tax benefit (expense)	407	(7,252)	(115,163)	5,632	(12,525)	(9,625)	(3,388)

Net Income (Loss)	$(286,681)	$(277,186)	$(1,221,086)	$(1,056,673)	$6,098,068	$2,855,602	$961,815

Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries (A)	$(219,522)	$(208,269)	$(898,798)	$(996,870)	$5,655,184	$2,662,926	$847,365

Net Income (Loss) Attributable to Class A Shareholders (B)	$(67,159)	$(68,917)	$(322,288)	$(59,803)	$442,884	$192,676	$114,450

Dividends declared per Class A share	$—	$0.2250	$0.4500	$0.8424

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands, except share data)

				Jan 1 through Jan 16
Earnings Per Unit - Fortress Operating Group
Net income per Fortress Operating Group unit				$0.36	$1.21	$0.52	$0.31

Weighted average number of Fortress Operating Group units outstanding				367,143,000	367,143,000	367,143,000	367,143,000

				Jan 17 through Dec 31
Earnings Per Class A Share - Fortress Investment Group
Net income (loss) per Class A share, basic	$(0.71)	$(0.74)	$(3.50)	$(2.14)

Net income (loss) per Class A share, diluted	$(0.71)	$(0.74)	$(3.50)	$(2.14)

Weighted average number of Class A shares outstanding, basic	95,202,243	94,894,636	94,934,487	92,214,827

Weighted average number of Class A shares outstanding, diluted	95,202,243	406,966,186	94,934,487	92,214,827

	As of March 31,		As of December 31,
	2009	2008	2008	2007	2006	2005	2004
Balance Sheet Data
Investment company holdings, at fair value	$—	$—	$—	$—	$21,944,596	$10,582,109	$5,365,309
Other investments	760,052	1,010,242	774,421	1,107,919	176,833	451,489	48,444
Cash, cash equivalents and restricted cash	43,308	372,678	263,337	100,409	625,205	288,363	179,727
Total assets	1,372,503	2,011,706	1,577,735	1,989,781	23,682,573	11,863,938	5,796,733
Debt obligations payable	604,041	800,000	729,041	535,000	3,306,609	2,250,433	928,504
Deferred incentive income	163,635	167,679	163,635	173,561	1,648,782	585,864	141,277
Total liabilities	1,220,068	1,619,959	1,423,715	1,491,633	5,692,157	3,343,262	1,306,021
Shareholders’/members’ equity, including accumulated other comprehensive income (loss) (B)	82,371	164,927	82,558	190,125	121,521	123,509	84,877
Principals’ and others’ interests in equity of consolidated subsidiaries (A)	70,064	226,820	71,462	308,023	17,868,895	8,397,167	4,405,835
Total Equity	152,435	391,747	154,020	498,148	17,990,416	8,520,676	4,490,712

(A)	For the years ended December 31, 2004, 2005, and 2006, prior to the issuance of the Class A shares, this amount does not include the Principals’ interests.
(B)	For the years ended December 31, 2004, 2005 and 2006, prior to the issuance of the Class A shares, this amount represents the Principals’ interests.

RISK FACTORS

Investing in our Class A shares involves a high degree of risk. Before deciding to invest in our Class A shares, you should carefully consider the risk factors incorporated by reference in this prospectus supplement, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended by our Current Report on Form 8-K filed with the SEC on May 13, 2009, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as well as other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our Class A shares would decline and you could lose all or part of your investment.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $119 million, or approximately $137 million if the underwriters exercise their over-allotment option in full, in each case after deducting underwriting discounts and estimated offering expenses.

We intend to use the net proceeds to us from this offering to repay approximately $60 million under the Third Amended and Restated Credit Agreement, dated as of May 29, 2008, among us, Citibank, N.A., Bank of America, N.A., J.P. Morgan Chase Bank, N.A. and the other lenders party thereto (as amended, the “Credit Agreement”), and the remainder for working capital and other general corporate purposes, which may include investments as the general partner in Fortress Funds. Affiliates of certain underwriters in this offering are lenders under the Credit Agreement and will receive their respective share of the amounts repaid thereunder with the net proceeds of this offering. See “Underwriting.”

As of the date hereof, the Credit Agreement consists of a $550 million term loan facility and a $75 million revolving credit facility. As of May 6, 2009, we had a $550 million term loan outstanding and $54 million outstanding under our revolving credit facility (in addition to $9.7 million of letters of credit that were outstanding under a letter of credit subfacility). The Credit Agreement matures on May 10, 2012.

Borrowings and letters of credit issued under the Credit Agreement bear interest at a rate equal to (i) with respect to LIBOR loans, LIBOR plus 2.50%, or (ii) with respect to base rate loans, the higher of (a) the Federal Funds Rate plus 2.0% and (b) the Bank of America prime rate plus 1.50%. In addition, we are required to pay a commitment fee of 0.5% per annum on the unused portion of amounts available under our revolving credit facility. At May 11, 2009, one month LIBOR was 0.35375%, the Bank of America prime rate was 3.25% and the Federal Funds Rate was 0.17%.

Borrowings under the Credit Agreement when it was initially entered into in May 2007 were used to refinance our then existing credit agreement, reduce the amount of interest and other fees payable under our credit facilities and increase the amount of funds available for investments.

Pending the application of the net proceeds for these purposes, the net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities.

PRICE RANGE OF OUR CLASS A SHARES AND DIVIDENDS

Our Class A shares are listed for trading on the New York Stock Exchange under the symbol “FIG.” The following table sets forth the quarterly high and low prices of our Class A shares on the New York Stock Exchange for the periods indicated since our initial public offering and dividends during such periods:

	High	Low	Dividends per Share
Year Ended December 31, 2007
First Quarter (from February 9, 2007)	$37.00	$23.34	$0.1225
Second Quarter	$34.03	$21.90	$0.225
Third Quarter	$25.06	$16.05	$0.225
Fourth Quarter	$24.73	$14.97	$0.225

Year Ended December 31, 2008
First Quarter	$16.58	$9.50	$0.225
Second Quarter	$16.00	$11.69	$0.225
Third Quarter	$13.85	$8.38	$0.00
Fourth Quarter	$10.47	$0.77	$0.00

Year ending December 31, 2009
First Quarter	$3.40	$1.02	$0.00
Second Quarter (through May 13, 2009)	$8.30	$2.03	$—	(1)

(1)	Our board of directors has not yet determined whether to declare a dividend for the second quarter of 2009.

We did not pay a dividend for the third quarter of 2008 through the first quarter of 2009. The decision to pay a dividend, as well as the amount of any dividends paid, is subject to change at the discretion of our board of directors based upon a number of factors, including actual and projected distributable earnings, contractual prohibitions and other limitations and applicable law. If current conditions persist or deteriorate, we may be unable to pay any dividends for the foreseeable future.

On May 13, 2009, the closing sale price of our Class A shares as reported on the New York Stock Exchange was $5.38 per share. As of May 11, 2009, there were 17 record holders of our Class A shares. This figure does not reflect the beneficial ownership of shares held in nominee name, nor does it include holders of our Class B shares, restricted Class A shares, restricted Class A share units or restricted partnership units.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2009 on an actual basis and on an as adjusted basis assuming the issuance and sale of all                          Class A shares in this offering for net proceeds of approximately $60 million after deducting estimated offering expenses and after application of proceeds to the repayment of outstanding amounts under our Credit Agreement. The following information should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2009
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$43,308	$102,917

Debt obligations payable	$604,041	$544,432

Equity
Class A shares, no par value, 1,000,000,000 shares authorized, 94,638,415 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	$—	$—
Class B shares, no par value, 750,000,000 shares authorized, 312,071,550 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	—	—
Paid-in capital	663,848	696,533
Retained earnings (accumulated deficit)	(580,538)	(580,538)
Accumulated other comprehensive income (loss)	(939)	(939)

Total Fortress shareholders’ equity	82,371	115,056
Principals’ and others’ interests in equity of consolidated subsidiaries	70,064	156,598

Total equity	152,435	271,654

Total capitalization	$756,476	$816,086

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Nomura Securities International, Inc. are acting as Joint Book-Running Managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated it the underwriting agreement among us and the underwriters dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Class A shares set forth opposite the underwriter’s name.

Underwriter	Number of Class A Shares
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Nomura Securities International, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Class A shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Class A shares (other than those covered by the over-allotment option described below) if they purchase any of the Class A shares.

The underwriters propose to initially offer the Class A shares to the public at the public offering price set forth on the cover page of this prospectus supplement and shares to dealers at the public offering price with a selling concession not to exceed $             per share. If all of the Class A shares are not sold at the public offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $18,750,000 of additional Class A shares at the public offering price appearing on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter must purchase a number of additional Class A shares approximately proportionate to that underwriter’s initial purchase commitment.

Subject to specified exceptions, our principals, executive officers, directors and Nomura Holdings, Inc. have agreed that for a period of 60 days after the date of this prospectus supplement they will not, without the prior, written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A shares, any securities convertible into or exchangeable for, or that represent the right to receive, any Class A shares. In addition, we have agreed that, for a period of 60 days after the date of this prospectus supplement, we will not, directly or indirectly, without the prior written consent of Citigroup Global Markets Inc., offer, sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any securities of ours that are substantially similar to the Class A shares, including but not limited to any options or warrants to purchase Class A shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A shares or any such substantially similar securities or, except as provided below, file with the SEC a registration statement under the Securities Act of 1933, as amended, relating to any additional Class A shares or securities convertible into Class A shares. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or announce material news or a material event or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 15-day period following the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Our Class A shares are listed on the New York Stock Exchange under the symbol “FIG.”

The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option described below.

	Per Share	Without Option	With Option
Public offering price
Underwriting discount
Proceeds, before expenses, to us

We estimate that our total expenses of this offering excluding underwriting discounts and commissions will be approximately $1 million.

Because we may be deemed to be an affiliate of Nomura Securities International, Inc. under Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc., no underwriter will confirm sales to accounts over which it exercises discretionary authority without the prior written approval of its customer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (FINRA), the maximum compensation to be received by any FINRA member or independent broker-dealer may not exceed 10% of the aggregate offering price of the securities offered hereby.

In connection with this offering, the underwriters may purchase and sell our Class A shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A shares or preventing or retarding a decline in the market price of our Class A shares. As a result, the price of our Class A shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), an offer to the public of any Class A shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Class A shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Class A shares shall result in a requirement for the publication by Fortress or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of Class A shares which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for Fortress or any of the underwriters to produce a prospectus for such offer. Neither Fortress nor the underwriters have authorized, nor do they authorize, the making of any offer of Class A shares through any financial intermediary, other than offers made by underwriters which constitute the final offering of Class A shares contemplated in this prospectus supplement.

For the purposes of this provision, the expression “an offer to the public” in relation to any Class A shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A shares to be offered so as to enable an investor to decide to purchase any Class A shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any Class A shares which are the subject of, the offering contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and Fortress that:

a)	such person is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

b)	in the case of any Class A shares acquired by such person as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Class A shares acquired by such person in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where Class A shares have been acquired by such person on behalf of other persons in any Relevant Member State other than qualified investors, the offer of those Class A shares to such person is not treated under the Prospectus Directive as having been made to such other persons.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

This prospectus supplement, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus supplement, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders. An electronic prospectus supplement is available on the Internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated website is not part of this prospectus supplement.

We have agreed to indemnify the underwriters and their respective controlling persons against specified liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as Administration Agent, L/C Issuer, Joint Lead Arranger, Joint Book Manager and a lender under our Credit Agreement. Affiliates of Citigroup Global Markets Inc. are acting as Syndication Agent, Joint Lead Arranger, Joint Book Manager and a lender under our Credit Agreement. An affiliate of J.P. Morgan Securities Inc. is also a lender under our Credit Agreement. In addition, affiliates of the syndicate of underwriters that may offer our Class A shares in this offering may include lenders under our Credit Agreement. Any such affiliates of the lenders under our Credit Agreement would also receive a pro rata portion of the proceeds from this offering used to reduce amounts outstanding under our Credit Agreement . As of May 6, 2009, we had a $550 million term loan outstanding and $54 million outstanding under our revolving credit facility (in addition to $9.7 million of letters of credit that were outstanding under a letter of credit subfacility). We intend to use a portion of the net proceeds to us from this offering to repay approximately $60 million under our Credit Agreement, upon application of the net proceeds from this offering, each lender will receive its proportionate share of the amount repaid. Under those circumstances, the aggregate amount to be repaid to the lenders that are affiliates of such underwriters is expected to exceed 10% of the net proceeds of this offering.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender under FECI’s credit facility.

An affiliate of Nomura Holdings, Inc., Nomura Securities International, Inc., is acting as an underwriter in this offering. Nomura Holdings, Inc. owned 55,087,666 of our Class A shares outstanding prior to this offering. Nomura Holdings, Inc. has agreed to purchase 13.5% of the Class A shares being offered pursuant to this prospectus supplement at the initial public offering price (up to an aggregate amount of $40.0 million). Additionally, Takumi Shibata, Deputy President, Chief Operating Officer and member of the Executive Board of Nomura Holdings, Inc., is a member of our board of directors.

The underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received or will continue to receive customary fees and commissions for these transactions.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher and Flom LLP, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters in this offering. Skadden, Arps, Slate, Meagher and Flom LLP and Sidley Austin LLP have represented us in the past and continue to represent us on a regular basis on a variety of legal matters.

EXPERTS

The consolidated financial statements of Fortress Investment Group LLC for the year ended December 31, 2008 appearing in Fortress Investment Group LLC’s Current Report on Form 8-K filed with the SEC on May 13, 2009, and the effectiveness of Fortress Investment Group LLC’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our Class A shares are listed and traded on the New York Stock Exchange, or NYSE, under the trading symbol “FIG.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.fortress.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings and is not a part hereof or thereof.

INCORPORATION BY REFERENCE

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to incorporate information from documents that we have filed or will file with the SEC into this prospectus supplement by making reference to those documents in this prospectus supplement. This “incorporation by reference” permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information.

We incorporate by reference the following documents which we have already filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

•	our Definitive Proxy Statement on Schedule 14-A, filed on April 30, 2009;

•	our Current Report on Form 8-K, filed with the SEC on May 13, 2009; and

•

the description of our Class A shares contained in our registration statement on Form 8-A, filed with the SEC on February 2, 2007, and any amendment or report filed thereafter for the purpose of updating such information.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus supplement until the termination of the offering of the Class A shares under this prospectus supplement, shall be deemed to be incorporated in this prospectus supplement by reference.

We will provide to each person, including any beneficial owner to whom a prospectus supplement is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Secretary

(212) 798-6100

PROSPECTUS

Fortress Investment Group LLC

Class A Shares, Representing Class A Limited Liability

Company Interests

Preferred Shares, Representing Limited Liability Company

Interests

Depositary Shares

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

We may offer and sell from time to time, in one or more offering, in amounts, at prices and on terms determined at the time of any such offering, (i) Class A shares representing Class A limited liability company interests, (ii) preferred shares representing limited liability company interests, (iii) depositary shares representing preferred shares, (iv) warrants, (v) subscription rights, (vi) purchase contracts, or (vii) purchase units.

We will provide the specific terms of the offered securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The securities may be offered and sold to or through underwriting syndicates managed or co-managed by one or more underwriters, dealers and agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 52 in this prospectus.

Our Class A shares are listed on the New York Stock Exchange under the trading symbol “FIG.”

Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors described in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2008

i

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our Class A shares are listed and traded on the New York Stock Exchange, or NYSE, under the trading symbol “FIG.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.fortress.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other filings and is not a part of these filings.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to incorporate information from documents that we have filed or will file with the SEC into this prospectus by making reference to those documents in this prospectus. This “incorporation by reference” permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference the following documents which we have already filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 28, 2008;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 and June 30, 2008, filed with the SEC on May 15, 2008 and August 12, 2008;

•	our Definitive Proxy Statement on Schedule 14-A, filed on April 21, 2008;

•	our Current Reports on Form 8-K, filed on April 23, 2008 and May 30, 2008; and

•

the description of our shares contained in our registration statement on Form 8-A, filed with the SEC on February 2, 2007, and any amendment or report filed thereafter for the purpose of updating such information.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the termination of the offering of all securities under this prospectus, shall be deemed to be incorporated in this prospectus by reference.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Secretary

(212) 798-6100

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our funds’ investments, our distributable earnings, our ability to pay dividends to our Class A shareholders and our financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors that could affect our operations and future prospects include, but are not limited to:

•	the loss of services of any of the principals or our investment professionals;

•	adverse performance of our funds;

•	adverse changes in the global investment markets;

•	the termination or liquidation of any of our funds;

•	litigation against us or our funds;

•	legislative and regulatory changes, particularly related to taxation;

•	our ability to deal appropriately with conflicts of interest;

•	our ability to comply with the laws and regulations;

•	adverse changes in the financing markets we access affecting our ability to finance investments;

•	our ability and cost of capital for future investments;

•	completion of pending investments;

•	our ability to monetize our investments on attractive terms;

•	our ability to raise funds;

•	counterparty defaults;

•	trading or risk management errors, employee misconduct and other operational risks;

•	competition within the alternative asset management industry; and

•	other risks detailed in this prospectus or any prospectus supplement, and from time to time in our SEC reports, particularly under the heading “Risk Factors.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this registration statement. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

FORTRESS INVESTMENT GROUP LLC

Fortress Investment Group LLC is a leading global alternative asset manager with approximately $35.1 billion in fee paying assets under management as of June 30, 2008. We raise, invest and manage private equity funds and hedge funds. We earn management fees based on the size of our funds, incentive income based on the performance of our funds, and investment income from our principal investments in those funds. We invest capital in each of our businesses.

As of June 30, 2008, we had more than 800 employees, including more than 300 investment professionals, at our headquarters in New York and our affiliate offices in Atlanta, Chicago, Dallas, Frankfurt, Geneva, Hong Kong, London, Los Angeles, Munich, New Canaan, Rome, San Diego, San Francisco, Shanghai, Sydney, Tokyo and Toronto.

All of our business activities are conducted by, and all of our principal assets are held by, the Fortress Operating Group. Fortress Investment Group LLC and the principals share in the profits (and losses) of the Operating Entities and Principal Holdings in proportion to their ownership interests. Fortress Operating Group units held by Fortress Investment Group LLC and the principals are economically identical in all respects. The principals receive distributions on their Fortress Operating Group units and do not receive any management fees or incentive fees from our funds.

Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York 10105. Our telephone number is (212) 798-6100. Our website address is www.fortress.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports incorporated by reference in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDEND TO EARNINGS

We have no preferred shares outstanding.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, which may include the possible repayment or refinancing of outstanding indebtedness. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

DESCRIPTION OF SHARES

The following description discusses the general terms of the Class A shares and preferred shares that we may issue. The prospectus supplement relating to a particular series of preferred shares will describe certain other terms of such series of preferred shares. If so indicated in the prospectus supplement relating to a particular series of preferred shares, the terms of any such series of preferred shares may differ from the terms set forth below. The following description of certain terms of our shares does not purport to be complete and is qualified in its entirety by reference to our operating agreement and the applicable provisions of the Delaware Limited Liability Company Act, or the Delaware LLC Act. For more information on how you can obtain our operating agreement, see “Where You Can Find More Information and Incorporation By Reference” on page 1 of this prospectus. We urge you to read our operating agreement in its entirety.

The authorized capital stock of Fortress Investment Group LLC consists of one billion Class A shares, 750 million Class B shares and 250 million preferred shares. As of September 24, 2008 there were no preferred shares outstanding. Of the one billion Class A shares authorized, 94,609,525 shares were outstanding as of September 24, 2008, and 115,000,000 Class A shares were reserved for issuance pursuant to the Fortress Investment Group LLC 2007 Omnibus Equity Compensation Plan. Of the 750 million Class B shares authorized, 312,071,550 were outstanding as of September 24, 2008.

Shares

Class A shares

Our Class A shares represent limited liability company interests in Fortress Investment Group LLC and entitle the holder thereof to such rights, powers and duties with respect to Fortress Investment Group LLC as are provided for under our operating agreement and the Delaware LLC Act, certain provisions of which are summarized in this prospectus. Upon payment in full of the consideration payable with respect to the Class A shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). No holder of Class A shares will be entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of Class A shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of Class A shares share ratably (based on the number of Class A shares held) in any dividend declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares. Dividends consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution in accordance with and to the extent of positive balances in the respective capital accounts after taking into account certain adjustments.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares, other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares and other securities and property (including cash). Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Class B shares

Our Class B shares represent limited liability company interests in Fortress Investment Group LLC and entitle the holder thereof to such rights, powers and duties with respect to Fortress Investment Group LLC as are provided for under our operating agreement and the Delaware LLC Act, certain provisions of which are summarized in this prospectus. All of the Class B shares have been duly issued and are held by our principals. No holder of Class B shares is entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of our Class B shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of our Class B shares do not have any right to receive dividends other than dividends consisting of Class B shares paid proportionally with respect to each outstanding Class B share.

Liquidation Rights

Upon our liquidation, dissolution or winding up, no holder of Class B shares will have any right to receive distributions.

Preferred shares

Our operating agreement authorizes our board of directors to establish one or more series of preferred shares representing limited liability company interests in Fortress Investment Group LLC. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by Class A shareholders. Our board of directors is able to determine, with respect to any series of preferred shares, the holders of terms and rights of that series, including:

•	the designation of any series of preferred shares;

•

the amount of preferred shares of any series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of preferred shares of the series then outstanding;

•	whether distributions, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for preferred shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred shares of the series;

•	the amounts payable on preferred shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the preferred shares of the series will be convertible into or exchangeable for interests of any other class (other than Class B shares) or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

•	restrictions on the issuance of preferred shares of the series or of any shares of any other class or series; and

•	the voting rights, if any, of the holders of the preferred shares of the series.

Miscellaneous

We could issue a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Class A shares might believe to be in their best interests or in which holders of Class A shares might receive a premium for their Class A shares over the market price of the Class A shares.

A series of preferred shares may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred shares, the depositary will be The Depository Trust Company. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred shares in individually certificated form. Any additional terms of the depositary arrangement with respect to any series of preferred shares and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred shares may be described in the related prospectus supplement.

Listing

Our Class A shares are listed on the New York Stock Exchange under the symbol “FIG.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares and our Class B shares is American Stock Transfer & Trust Company.

Operating Agreement

Organization and Duration

Our limited liability company was formed on November 6, 2006 as Fortress Investment Group Holdings LLC, and was subsequently renamed Fortress Investment Group LLC on February 1, 2007, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Relationship with Fortress Operating Group Entities

Under our operating agreement, we must receive the consent of the principals (who own a majority of our Class B shares) before engaging in the following actions:

(i)	directly or indirectly entering into or conducting any business or holding any assets other than (a) business conducted and assets held by the Fortress Operating Group and its subsidiaries, (b) ownership, acquisition and disposition of equity interests in our subsidiaries, (c) the management of the business of the Fortress Operating Group, (d) making loans and incurring indebtedness that is otherwise not prohibited under our operating agreement, (e) the offering, sale, syndication, private placement or public offering of securities or other interests in compliance with our operating agreement, (f) any financing or refinancing related to the Fortress Operating Group and its subsidiaries, (g) any activity or transaction contemplated by the Investor Shareholder Agreement, the Shareholders Agreement or the Exchange Agreement, and (h) any activities incidental to the foregoing;

(ii)	incurring or guaranteeing any indebtedness other than that incurred in connection with an exchange under the Exchange Agreement and indebtedness to the company or any of its subsidiaries;

(iii)	owning any assets other than permitted equity interests, permitted indebtedness, and such cash and cash equivalents as the board of directors deems reasonably necessary for us and our subsidiaries to carry out our respective responsibilities contemplated under our operating agreement;

(iv)	disposing of any interest in FIG Corp., FIG Asset Co. LLC or the Fortress Operating Group, or owning any interest in any person other than the Fortress Operating Group entities or a wholly owned subsidiary that directly or indirectly owns an interest in the Fortress Operating Group entities;

(v)	issuing equity securities unless the proceeds of the issuance are contributed to the Fortress Operating Group entities in exchange for equity securities of the Fortress Operating Group entities with preferences, rights, terms and provisions that are substantially the same as those of such company equity securities and equal in number to the number of company equity securities issued;

(vi)	contributing cash or other assets to the Fortress Operating Group entities other than proceeds from the issuance of equity securities;

(vii)	effecting any share split, subdivision, reverse share split, combination, pro rata distribution or any other recapitalization or reclassification of the Class A or Class B shares or units of the company or any Fortress Operating Group entity, unless similar transactions are effected concurrently such that (a) the ratio of outstanding Class A shares or units to outstanding Class B shares or units is maintained and (b) the company and all Fortress Operating Group entities have the same number of Class A and Class B shares or units outstanding;

(viii)	making any capital contribution to any Fortress Operating Group entity unless a capital contribution is concurrently made to all of the Fortress Operating Group entities and the values of the capital contributions to all Fortress Operating Group entities are proportional to their relative equity values at the time;

(ix)	permitting any Fortress Operating Group entity to issue any equity securities to the company or any of its subsidiaries unless each other Fortress Operating Group entity concurrently issues equity securities that are equal in number to and have substantially the same provisions as the equity securities issued by such Fortress Operating Group entity;

(x)	causing the Fortress Operating Group entity to establish record dates for distribution payments unless they coincide with the record dates for distribution payments paid by the company;

(xi)	preventing any Class B units from being converted into an equal number of Class A units by the Fortress Operating Group entities if, as a result of an exchange pursuant to the Exchange Agreement, we or our subsidiaries acquire any Class B units issued by the Fortress Operating Group; and

(xii)	repurchasing or redeeming any equity securities from us or any of our subsidiaries (excluding the Fortress Operating Group and their subsidiaries) except pursuant to our operating agreement.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our Class A shares, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a Class A share or a Class B share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Duties of Officers and Directors

Our operating agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or DGCL, except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct or knowing violations of the law that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our operating agreement provides that in the event a potential conflict of interest exists or arises between any of our principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by our nominating, corporate governance and conflicts committee, which is composed of independent directors, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties, or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Certain members of our board of directors are elected by our shareholders on a staggered basis. Our board of directors consists of eleven directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II, and Class III directors will expire in 2011, 2009 and 2010, respectively. Any vacancy on the board of directors may be filled by a vote of the majority of the directors then in office.

Removal of Members of Our Board of Directors

Any director or the entire board of directors may be removed, with or without cause, at any time, by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares then entitled to vote at an election of directors. The vacancy in the board of directors caused by any such removal will be filled by a vote of the majority of directors then in office.

Expansion of Board of Directors

Our operating agreement provides that we may not expand the size of our board of directors without the approval of holders representing a majority of the outstanding Class B shares held by our principals.

Investing in FIG Asset Co. LLC

Our operating agreement provides that we may not allow FIG Asset Co. LLC to make any investment, directly or indirectly, without the unanimous approval of all holders of Class B shares when such Class B shareholders would be required to contribute funds in order for such shareholders to maintain their respective ownership percentages in such entity.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our operating agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•

provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares;

•	change the term of existence of our company; or

•

give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B shares, voting together as a single class.

No Shareholder Approval. Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•

the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•

a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•

an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment or issuance that our board of directors determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•

any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in our operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Grantor Trust

In the future, our board of directors may consider implementing a reorganization without the consent of shareholders whereby a Delaware statutory trust (the “Trust”) would hold all of our outstanding Class A shares and each holder of Class A shares would receive common shares of the Trust in exchange for its shares. The board will have the power to decide in its sole discretion to implement such a trust structure. Our Trust would be treated as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each investor would be treated as the beneficial owner of a pro rata portion of the shares held by the Trust and shareholders would receive annual tax information relating to their investment on IRS Forms 1099 (or substantially similar forms as required by law), rather than on IRS Schedules K-1. Our board will not implement such a trust structure if, in its sole discretion, the reorganization would be taxable or otherwise alter the benefits or burdens of ownership of the Class A shares, including, without limitation, a shareholder’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Our board of directors will also be required to implement the reorganization in such a manner that does not have a material effect on the voting and economic rights of Class A shares and Class B shares.

The IRS could challenge the Trust’s manner of reporting to investors (e.g., if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable reporting requirements.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If our board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the board of directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that the board of directors determines the company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the company as a partnership for federal (and applicable state) income tax purposes, the company and each shareholder shall agree to adjustments required by the tax authorities, and the company shall pay such amounts as required by the tax authorities, to preserve the status of the company as a partnership.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes, our fiscal year is the calendar year. For tax purposes, our fiscal year end is the same as the tax year end of Nomura Investment Managers U.S.A., Inc., or Nomura, although we may request permission from the IRS to adopt a tax year end of December 31. We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us may be subject to delay as a result of the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns.

Anti-Takeover Effects, Our Operating Agreement

The following is a summary of certain provisions of our operating agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the interests held by shareholders.

Authorized but Unissued Shares

Our operating agreement authorizes us to issue one billion Class A shares, 750 million Class B shares and 250 million preferred shares for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares. However, the listing requirements of the NYSE, which apply so long as the Class A shares remain listed on the NYSE, require approval by shareholders of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of Class A shares. These additional Class A shares or equity securities may be utilized for a variety of purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. Our ability to issue additional Class A shares and other equity securities could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute — Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the DGCL, which restricts certain business combinations with interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Operating Agreement

Certain provisions of our operating agreement may make a change in control of our company more difficult to effect. Our operating agreement provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. The terms of the first, second and third classes will expire in 2011, 2009 and 2010, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding Class A and Class B shares can elect all of the directors then standing for election currently, and the holders of the Class A shares will not be able to elect any directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. In addition, our operating agreement provides that directors may be removed with or without cause by holders of a majority of the total voting power of our outstanding Class A and Class B shares then entitled to vote at an election of directors.

Our operating agreement also provides that our shareholders (with the exception of our principals if they collectively own shares representing at least 50% of the total combined voting power of all of our Class A and Class B shares) are specifically denied the ability to call a special meeting of the shareholders. Advance notice must be provided by our shareholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Partner Units

As of September 24, 2008 , there are 406,681,075 Fortress Operating Group units issued and outstanding, 94,609,525 of which are voting limited partner units beneficially owned by our intermediate holding companies and 312,071,550 of which are non-voting limited partner interests beneficially owned by our principals in the aggregate. The voting limited partnership units owned by our intermediate holding companies represent 100% of the voting interests in the Fortress Operating Group. One Fortress Operating Group Unit represents one limited partnership interest in each entity comprising the Fortress Operating Group. The net cash proceeds received by us from any issuance of Class A shares will be concurrently transferred to our intermediate holding companies which will, in turn, then contribute the cash proceeds to the Fortress Operating Group entities in exchange for voting limited partnership interests which collectively equal a number of units equal to such number of Class A shares issued by us.

The voting limited partner units, held by the intermediate holding companies, have certain voting rights associated with them, including the exclusive right to (1) elect, remove and replace the general partner of each of the Fortress Operating Group entities, (2) dissolve any of the Fortress Operating Group entities, and (3) other traditional voting rights. The non-voting limited partnership interests, held by the principals, only have certain negative rights enumerated in the amended and restated partnership agreements of the Fortress Operating Group entities, such as protection against passage of amendments to such limited partnership agreements that would adversely affect the holders of non-voting limited partner interests without their consent.

Pursuant to the terms of our Exchange Agreement, each limited partnership unit not owned by us is effectively exchangeable on a one-for-one basis for Class A shares.

Amended and Restated Agreement of Limited Partnership of the Fortress Operating Group Entities

Each of the amended and restated partnership agreements for the Operating Entities was entered into by FIG Corp. as the general partner and the principals as limited partners, and the amended and restated partnership agreement for Principal Holdings was entered into by FIG Asset Co. LLC as the general partner and the principals as limited partners. The amended and restated partnership agreements are substantially similar in form and the following is a summary of certain of the material provisions of each of the amended and restated partnership agreements.

Management

The business and affairs of the limited partnership is managed exclusively by the general partner. The limited partners, in their capacity as limited partners, have no part in the management of the limited partnership and have no authority or right to act on behalf of or bind the limited partnership in connection with any matter. All determinations, decisions and actions made or taken by the general partner in accordance with the amended and restated partnership agreement are conclusive and absolutely binding upon the limited partnership and its partners.

Partnership Interests

All limited partner interests in the partnership are designated as either “Class A common units” or “Class B common units”, and, except as expressly provided in the partnership agreement, a Class A common unit and a Class B common unit entitles the holder thereof to equal rights, other than voting rights, under the amended and restated partnership agreement, including with respect to distributions. The general partner holds all of the Class A common units of the limited partnership and our principals and an affiliate of Peter Briger holds all of the Class B common units of the limited partnership.

From time to time, the general partner may establish other classes or series of units, each having such relative rights, powers and duties and interests in profits, losses, allocations and distributions of the limited partnership as may be determined by the general partner. Among other things, the general partner has authority to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to holders of each such class or series of units; (b) the right of holders of each such class or series of units to share (on a pari passu, junior or preferred basis) in partnership distributions; (c) the rights of holders of each such class or series of units upon dissolution and liquidation of the limited partnership; (d) the voting rights, if any, of holders of each such class or series of units; and (e) the conversion, redemption or exchange rights applicable to each such class or series of units. The total number of units that may be created pursuant to the foregoing and the issuance thereof that may be authorized by the general partner is not limited.

Distributions

Subject to the terms of any additional classes or series of units established by the general partner, distributions will be made, after distributions for taxes, as and when determined by the general partner, to the partners in accordance with their respective Class A common units and Class B common units. The general partnership interest in the limited partnership held by the general partner will not entitle the general partner to receive any distributions. The general partner may cause the limited partnership to make distributions of cash, units or other assets or property of the limited partnership. No partner has the right to demand that the partnership distribute any assets in kind to such partner.

Issuance of Equity Securities by Fortress

If Fortress issues any equity securities, it is expected that: (i) Fortress will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to FIG Corp. and FIG Asset Co. LLC (allocated between them in accordance with their relative values at the time such equity securities are issued); (ii) FIG Corp. will immediately contribute its portion of such cash proceeds or other consideration to the Operating Entities and any other entities that FIG Corp. directly acquires an interest in, to the extent that as of the date of such acquisition FIG Corp. and the principals and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in the other Operating Entities on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (iii) FIG Asset Co. LLC will immediately contribute its portion of such cash proceeds or other consideration to Principal Holdings and any other entities that FIG Asset Co. LLC directly acquires an interest in, to the extent that as of the date of such acquisition FIG Asset Co. LLC and the principals and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in Principal Holdings on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (iv) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (x) in the case of an issuance of Class A shares, Class A common units, and (y) in the case of an issuance of any other equity securities by Fortress, except for Class B shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Fortress equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Fortress that is contributed to the limited partnership); and (v) in the event of any subsequent transaction involving such Fortress equity securities (including a share split or combination, a distribution of additional Fortress equity securities, a conversion, redemption or exchange of such Fortress equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Fortress equity securities.

In the event of any issuance of equity securities by Fortress, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Fortress (directly or indirectly by paying and reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Fortress in connection with such issuance, including any underwriting discounts or commissions.

If Fortress issues any equity securities and any of the transactions described above are not effected, then the general partner shall make such modifications to the amended and restated partnership agreement as the general partner reasonably determines to be necessary so that, to the greatest extent possible, subsequent distributions to the holders of Class B common units (including distributions upon liquidation) will be the same as would be the case if such transactions had been effected. Such modifications to the amended and restated partnership agreement may include changes in the rates of distributions or allocations of profit and loss among partners or a requirement that the general partner make future contributions to the limited partnership. The general partner may effect any such modifications without the consent or approval of any limited partner.

Transfer

A limited partner may not transfer all or any of such partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (i) transfer units pursuant to the Exchange Agreement or exchange letter agreement among FIG Corp. and the principals, (ii) transfer units to a permitted transferee of such partner, or (iii) pledge or assign units to a non-affiliated lending institution. A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Class A common units have the right to remove the general partner at any time, with or without cause. Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Class A common units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly owned subsidiary of Fortress.

Limitation on Partner Liability

The debts and liabilities of the limited partnership, whether arising in contract, tort or otherwise, are solely the debts and liabilities of the limited partnership, and no limited partner is obligated personally for any such debt, obligation or liability of the limited partnership solely by reason of being a limited partner. Pursuant to the Delaware Revised Uniform Limited Partnership Act, FIG Corp. or FIG Asset Co. LLC, as applicable, in its capacity as the general partner of a limited partnership, is liable for the debts and liabilities of the limited partnership to the extent that the limited partnership can not satisfy such debts and liabilities out of its assets.

Indemnification and Exculpation

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are indemnified and held harmless by the limited partnership for and from any liabilities, losses, fees, penalties, damages, costs and expenses incurred by persons by reason of any act performed or omitted by such persons in connection with the affairs of the limited partnership in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the limited partnership. All indemnity claims will be paid out of partnership assets only and no limited partner has any personal liability for any such claims.

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are not liable to the limited partnership or any limited partner or any affiliate of any limited partner for any damages incurred by reason of any act performed or omitted by such person in good faith on behalf of the limited partnership in a manner reasonably believed to be in or not opposed to the best interests of the limited partnership. The general partner and its officer, directors and employees are fully protected in relying in good faith upon the records of the limited partnership and upon such information, opinions, reports or statements presented to the limited partnership by any person as to matters the general partner or its officers, directors or employees reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the limited partnership.

Dissolution

The limited partnership will be dissolved and its affairs will be wound up upon the first to occur of (i) the entry of a decree of judicial dissolution of the limited partnership under Section 17-802 of the Delaware Uniform Limited Partnership Act; and (ii) the determination of the general partner to dissolve the limited partnership. Except as provided in the amended and restated partnership agreement, the death, disability, resignation, expulsion, bankruptcy or dissolution of any partner or the occurrence of any other event which terminates the continued partnership of any partner in the partnership shall not cause the partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the general partner, the holders of a majority of the Class A common units in the aggregate may replace the general partner with another person or entity, who will become a successor general partner of the limited partnership, will be vested with the powers and rights of the general partner, and will be liable for all obligations and responsible for all duties of the general partner from the date of such replacement. The holders of Class B common units will not have the right to vote their Class B common units with respect to the removal of the general partner in the event of the bankruptcy of the general partner. Upon the winding up of the limited partnership, after payment in full of all amounts owed to the limited partnership’s creditors, and after payment in full of all amounts owed to holders of units having liquidation preferences, if any, the holders of Class A common units and Class B common units will be entitled to receive the remaining assets of the limited partnership available for distribution in accordance with and to the extent of positive balances in the respective capital accounts of such holders after taking into account certain adjustments.

Amendments

Except as may be otherwise required by law, the amended and restated partnership agreement may be amended by the general partner without the consent or approval of any partners, expect that (i) if an amendment adversely affects the rights of a unit holder other than on a pro rata basis with other unit holders of the same class, such unit holders must consent to the amendment, (ii) no amendment may adversely affect the rights of a class of unit holders without the consent of a majority of the holders of the outstanding units of such class, and (iii) the consent rights of the principals may not be amended without the written consent of the principals that hold a majority of the Class B common units then owned by all principals and their permitted transferees.

Shareholders Agreement

Prior to the consummation of our initial public offering, we entered into a Shareholders Agreement with our principals. The Shareholders Agreement provides the principals with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our board of directors, as well as registration rights for our securities that they own.

Principals’ Approval

The Shareholders Agreement provides that, so long as the principals and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Class A and Class B shares, our Board of directors shall not authorize, approve or ratify any action described below without the prior approval (which approval may be in the form of an action by written consent) of principals that are employed by the Fortress Operating Group holding our outstanding shares representing greater than 50% of the total combined voting power of all of our outstanding Class A and Class B shares held by such principals, collectively:

•

any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•	any issuance by us, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries, or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Shareholders Agreement;

•	any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;

•	any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without “cause.”

Board Representation

The Shareholders Agreement requires that we take all reasonably necessary action to effect the following:

•

so long as the principals and their permitted transferees beneficially own (i) shares representing more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have six designees on the board of directors; (ii) shares representing more than 40% and less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have five designees on the board of directors; (iii) shares representing more than 25% and less than 40% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have four designees on the board of directors; (iv) shares representing more than 10% and less than 25% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have two designees on the board of directors; and (v) shares representing less than 10% of the total combined voting power of our outstanding Class A and Class B shares, the board of directors shall have no obligation to nominate any individual that is designated by the principals.

Our operating agreement provides that we may not expand the size of our board of directors without the approval of holders of our shares representing greater than 50% of the total combined voting power of our shares.

Transfer Restrictions

Each principal and his permitted transferee(s) (as defined below) may not, directly or indirectly, voluntarily effect cumulative transfers of more than (i) 17.5% of their initial Fortress Operating Group units (and corresponding Class B shares), and all securities which such initial units (and corresponding Class B shares) are exchanged for (collectively, the “Equity Interests”), during the first year after the completion of our initial public offering, (ii) 34% of their Equity Interests during the first two years after the completion of our initial public offering, (iii) 50.5% of their Equity Interests during the first three years after the completion of our initial public offering, (iv) 67% of their Equity Interests during the first four years after the completion of our initial public offering, and (v) 83.5% of their Equity Interests during the first five years after the completion of our initial public offering, other than, in each case, with respect to transfers from one principal to another principal or to a permitted transferee of such principal. Our initial public offering was completed on February 8, 2007. Any Equity Interests received by a principal pursuant to the forfeiture provisions of the Principals Agreement will remain subject to the foregoing restrictions in the receiving principal’s hands; provided, that each principal shall be permitted to sell without regard to the foregoing restrictions such number of forfeitable interests received by him as are required to pay taxes payable as a result of the receipt of such interests, calculated based on the maximum combined U.S. federal, New York State and New York City tax rate applicable to individuals; and provided further that each principal who is not required to pay taxes in the applicable fiscal quarter in which he receives Equity Interests as a result of being in the federal income tax “safe harbor” will not effect any such sales prior to the six month anniversary of the applicable termination date which gave rise to the receipt of such Equity Interests. After five years, each principal and his Permitted Transferee(s) may transfer all of the Equity Interests of such principal to any person or entity in accordance with Rule 144, in a registered public offering or in a transaction exempt from the registration requirements of Securities Act. The above transfer restrictions shall lapse with respect to a principal if such principal dies or becomes disabled.

The principals may exchange their Fortress Operating Group units for Class A shares at any time, which Class A shares also are subject to the foregoing transfer restrictions. When the principals exchange their Fortress Operating Group units for Class A shares, the Class B shares corresponding to the Fortress Operating Group units will be cancelled.

A “permitted transferee” shall mean, with respect to each principal and his permitted transferees (a) such principal’s spouse, (b) a lineal descendant of such principal’s maternal or paternal grandparents (or any such descendant’s spouse), (c) a charitable institution, (d) a trustee of a trust (whether inter vivos or testamentary), the current beneficiaries and presumptive remaindermen of which are one or more of such principal and persons described in clauses (a) through (c) above, (e) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such principal and persons described in clauses (a) through (d) above, (f) an individual mandated under a qualified domestic relations order, (g) a legal or personal representative of such principal in the event of his death or disability (h) any other principal with respect to transactions contemplated by the shareholder agreement, and (i) any other principal who is then employed by Fortress or any of its affiliates or any permitted transferee of such principal in respect of any transaction not contemplated by the agreement.

Registration Rights

Demand Rights. We have granted to the principals registration rights that allow them at any time after six months following the consummation of our initial public offering to request that we register the resale under the Securities Act of 1933, of an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, that they own, subject to the transfer restrictions discussed above. Each principal, together with his permitted transferees, shall be entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering to which all principals which held “piggyback” rights (as described below) were given the opportunity to sell shares in such offering and which offering included at least 50% of the shares collectively requested by the principals with piggyback rights to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights. For so long as a principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 1% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering (a “Piggyback Registrable Amount”), the principal shall also have “piggyback” registration rights that allows him to include the shares that he owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights, subject to the transfer restrictions discussed above. The “piggyback” registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Shelf Registration. We have granted each principal, for so long as each principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, the right to request a shelf registration on Form S-3, providing for resales thereof to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 90 days in succession or 180 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our holders of equity securities, and also subject to the transfer restrictions discussed above. In addition, each principal that, together with his permitted transferees and their respective permitted transferees, beneficially owns a Piggyback Registrable Amount and which has not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses. We have agreed to indemnify each principal against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such principal’s misstatement or omission, and each such principal has agreed to indemnify us against all losses caused by his misstatements or omissions. We will pay all expenses incident to our performance under the Shareholders Agreement, and the principals will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Shareholders Agreement.

Clawback Guaranty Indemnity Agreement

Incentive income from certain of the private equity funds may be distributed to us on a current basis generally subject to the obligation of the subsidiary of the Fortress Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event certain specified return thresholds are not ultimately achieved. The principals have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this “clawback” obligation. The Shareholders Agreement contains our agreement to indemnify each of our principals against all amounts that the principal pays pursuant to any of these personal guaranties in favor of our private equity funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties).

Exchange Agreement

In connection with the completion of the initial public offering, the principals entered into an exchange agreement (the “Exchange Agreement”) with us under which, at any time and from time to time, each principal (or certain transferees thereof) will have the right to exchange one of their Fortress Operating Group units (together with the corresponding Class B shares) for one of our Class A shares. Under the Exchange Agreement, to effect an exchange, a principal must simultaneously exchange one Fortress Operating Group unit — being an equal limited partner interest in each Fortress Operating Group entity. As a principal exchanges his Fortress Operating Group units, our interest in the Fortress Operating Group units will be correspondingly increased and his corresponding Class B shares will be cancelled.

Expense Allocation Agreement

We entered into an Expense Allocation Agreement with the Fortress Operating Group entities pursuant to which substantially all of Fortress’s expenses (other than (i) income tax expenses of Fortress Investment Group

LLC, FIG Corp. and FIG Asset Co. LLC, (ii) obligations incurred under the tax receivable agreement and (iii) payments on indebtedness incurred by Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, such as expenses incurred in connection with the initial public offering (including expenses related to or other amounts payable in connection with any obligations to indemnify the underwriters against certain liabilities), were accounted for as expenses of the Fortress Operating Group.

Tax Receivable Agreement

At any time and from time to time, each principal will have the right to exchange each of his Fortress Operating Group units for one of our Class A shares in a taxable transaction. The Fortress Operating Group entities may make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of the assets owned by the Fortress Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity), as applicable, would otherwise be required to pay in the future. Additionally, our acquisition of Fortress Operating Group units from the principals, such as in the sale of the Class A shares to Nomura prior to our initial public offering (the “Nomura transaction”), also resulted in increases in tax deductions and tax basis that reduces the amount of tax that the corporate taxpayers would otherwise be required to pay in the future.

In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our principals that provides for the payment by the corporate taxpayers to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement. The corporate taxpayers expect to benefit from the remaining 15% of cash savings, if any, in income tax savings that they realize. The tax savings that the corporate taxpayers actually realize will equal the difference between (i) the income taxes that the corporate taxpayers would pay if the tax basis of the assets was as shown on the corporate taxpayers’ books at the time of a taxable exchange, and (ii) the income taxes that the corporate taxpayers actually pay, taking into account payments made under the tax receivable agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of the Fortress Operating Group. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Fortress Operating Group entity as a result of the transaction and had the corporate taxpayers not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Decisions made by the principals in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are received by an exchanging or selling principal under the tax receivable agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before an exchange or acquisition transaction will increase a principal’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our principals will not reimburse the corporate taxpayers for any payments made by them under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The payments that the corporate taxpayers may make to our principals could be material in amount. However, our principals receive 85% of our cash tax savings, leaving the corporate taxpayers with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the principals under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•

The timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;

•

The price of our Class A shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities, is directly proportional to the price of the Class A shares at the time of the transaction;

•	The taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and

•

The amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, the corporate taxpayers’ (or their successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As noted above, no payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

The occurrence of an actual transaction in which Fortress Operating Group units are exchanged or purchased will permit us to make a number of actual determinations. For example, our purchase, through our intermediate holding companies, of 15% of the principals’ Fortress Operating Group units as part of the Nomura transaction resulted in an increase in the tax basis of the assets owned by the Fortress Operating Group at the date of the purchase in an amount that, had the purchase occurred on September 30, 2006, would have been approximately $945.2 million, and likely will result in us making payments under the tax receivable agreement. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

Investor Shareholder Agreement

Upon consummation of the Nomura transaction, we entered into an Investor Shareholder Agreement with Nomura. The Investor Shareholder Agreement provides Nomura with certain rights with respect to the designation of a nominee to serve on our board of directors or an observer to attend meetings of our board of directors, as well as registration rights for our securities that it owns, and places certain restrictions on actions that Nomura may take with respect to us and our securities.

Board Representation

The Investor Shareholder Agreement requires that, so long as Nomura and its permitted transferees beneficially own securities representing more than 10% of the total voting power of all our securities, our board of directors shall nominate an individual designated by Nomura such that the Nomura will have one designee on the board of directors. So long as Nomura has this right, it may, in its sole discretion, elect to waive this right and instead appoint a non-voting observer to attend meetings of our board of directors, but not meetings of committees of our board of directors.

For the purposes of the Investor Shareholder Agreement, a “permitted transferee” of Nomura means any of Nomura’s subsidiaries or controlled affiliates.

Standstill Provision

Except as otherwise expressly provided in the Investor Shareholder Agreement, or as specifically approved by a majority of the members of our board of directors, including at least a majority of the principals who are members of our board of directors, no Investor or any of its affiliates shall, directly or indirectly, (i) by purchase or otherwise, beneficially own, acquire, agree to acquire or offer to acquire any of our voting securities or direct or indirect rights or options to acquire our voting securities other than the Class A shares acquired pursuant to the securities purchase agreement, (ii) enter, propose to enter into, solicit or support any merger or business combination or similar transaction involving us or any of our subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of us or any of our subsidiaries (except for proposals to purchase or acquire a non-material portion of our assets or the assets of any of our subsidiaries that are not required to be publicly disclosed), (iii) initiate or propose any security holder proposal without the approval of our board of directors granted in accordance with the Investor Shareholder Agreement or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated by the SEC under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any of our voting securities or request or take any action to obtain any list of our security holders for such purposes with respect to any matter (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act), (iv) form, join or in any way participate in a group (other than a group consisting solely of Nomura and its respective affiliates) formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to our voting securities, (v) deposit any of our voting securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than the Investor Shareholder Agreement and such voting trusts or agreements which are solely between Nomura and its affiliates or made between Nomura and its affiliates and us pursuant to the Investor Shareholder Agreement), (vi) seek representation on our board of directors, the removal of any directors from our board of directors or a change in the size or composition of our board of directors (in each case, other than as provided in the Investor Shareholder Agreement), (vii) make any request to amend or waive any of the foregoing provisions, which request would require public disclosure under applicable law, rule or regulation, (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal, (ix) take any action challenging the validity or enforceability of the foregoing or (x) assist, advise, encourage or negotiate with any person with respect to, or seek to do, any of the foregoing; provided that (a) it shall not be a violation of clause (x) above to sell the Class A shares acquired by Nomura in connection with the Nomura transaction and (b) it shall not be a violation of any of the restrictions set forth in clauses (i)-(x) above by an “Investor” for purposes of the Investor Shareholder Agreement to (1) trade our securities or the securities of our subsidiaries for the accounts of its customers in the ordinary course of trading, investment management, financing and brokerage activities subject to appropriate information barriers being in place or (2) participate in any coinvestment opportunities offered to it by us or certain of our subsidiaries.

Registration Rights

Demand Rights. We have granted to Nomura and its permitted transferees “demand” registration rights that allow them at any time to request that we register under the Securities Act an amount of shares representing at least 2.5% of the total voting power of all our securities, subject to the transfer restrictions discussed above. Nomura and its permitted transferees are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering in which Nomura and its permitted transferees held “piggyback” rights (as described below) and were given the opportunity to sell shares in the offering and which offering included at least 50% of the shares collectively requested by such persons to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited or other financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights. For so long as Nomura, together with its permitted transferees and their respective permitted transferees, beneficially own an amount of shares representing at least 1% of the total voting power of all our securities, such holder of our equity securities shall also have “piggyback” registration rights that allow them to include the shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights, subject to the transfer restrictions discussed above. The “piggyback” registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Indemnification; Expenses. We have agreed to indemnify Nomura and its permitted transferees against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such holder’s misstatement or omission, and such holders have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incident to our performance under the Investor Shareholder Agreement, and Nomura and its permitted transferees will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the Investor Shareholder Agreement.

Most Favored Nations. Except for shelf registration rights and the number of demand rights granted to our principals and their permitted transferees pursuant to the shareholder agreement, we have agreed that if we grant superior or more favorable demand, piggyback or incidental registration rights than those provided to Nomura and its permitted transferees, any such superior or more favorable rights and/or terms shall be deemed to have been granted simultaneously to Nomura and its permitted transferees.

Exchanges; Repurchases; Recapitalization.

Unless otherwise provided in the Investor Shareholder Agreement, neither we nor any of our subsidiaries shall effect any repurchase, recapitalization, reorganization, reclassification, merger, consolidation, share exchange, liquidation, spin-off, stock split, dividend, distribution or stock consolidation, subdivision or combination that would not afford to each holder of Class A shares the same type and amount of consideration per Class A share or Fortress Operating Group unit (and the corresponding Class B shares). In addition, neither we nor any of our subsidiaries shall effect any repurchase or redemption of Class A shares or Fortress Operating Group units (and the corresponding Class B shares) from any holder of Class A shares or Fortress Operating Group units (and the corresponding Class B shares), other than on a pro rata basis from all holders of Class A shares and all holders of Fortress Operating Group units (and the corresponding Class B shares) participating in such repurchase or redemption at the same type and amount of consideration except for repurchases of Class A shares or Fortress Operating Group units (and the corresponding Class B shares) that affect the Class A shares and Fortress Operating Group units (and the corresponding Class B shares) on a pro rata basis.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may issue depositary receipts representing interests in a particular series of preferred shares which are called depositary shares. We will deposit the series of preferred shares which are the subject of depositary shares with a depositary to be named in the applicable prospectus supplement, which will hold the preferred shares for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred shares to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in the preferred shares.

While the deposit agreement relating to a particular series of preferred shares may have provisions applicable solely to that series of preferred shares, all deposit agreements relating to preferred shares we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred shares of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred shares an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Shares

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred shares, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of preferred shares held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those preferred shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred shares to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred shares to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of a depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of preferred shares (or fraction of a share) which is represented by the depositary share.

Conversion

If a series of preferred shares are convertible into Class A shares or other of our securities or property, holders of depositary shares relating to that series of preferred shares will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the Class A shares or other securities or property into which the number of preferred shares (or fractions of shares) to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred shares to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred shares to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred shares to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	All outstanding depositary shares to which it relates have been redeemed or converted; and/or

•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred shares to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company to be named in the applicable prospectus supplement, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase Class A shares, preferred shares or other securities. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each Class A share, preferred share or other security upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each Class A share, preferred share or other security that may be purchased per each subscription right;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information and Incorporation By Reference” on page 1 of this prospectus. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of equity securities issued by us or debt or equity securities issued by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any purchase contract or purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the purchase contracts and purchase units.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations of an investment in Class A shares. For purposes of this section, under the heading “Material U.S. Federal Tax Considerations,” references to “Fortress,” “we,” “our,” and “us” mean only Fortress Investment Group LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This summary is for general information only and does not purport to be a comprehensive discussion of all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular holder of our Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of our Class A shares subject to special treatment under the U.S. federal income tax laws, such as:

•	banks or other financial institutions;

•	dealers in securities or currencies;

•	regulated investment companies and REITs;

•	insurance companies;

•	persons holding shares as part of a hedging, integrated or conversion transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for the alternative minimum tax;

and, except to the extent discussed below:

•	tax-exempt organizations;

•	mutual funds; and

•	non-U.S. persons (as defined below).

In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of our Class A shares will hold their Class A shares as capital assets. The tax treatment of holders in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is a holder of our Class A shares generally depends on the status of the partner, rather than the partnership, and is not specifically addressed herein. Partners in partnerships purchasing the Class A shares should consult their tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of the Class A shares or instruments similar to the shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Moreover, no advance rulings have been or will be sought from the IRS regarding any matter discussed in this prospectus. Accordingly, holders of our Class A shares are urged to consult their own tax advisors to determine the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of the state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes)

created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is neither a U.S. person nor an entity treated as a partnership for U.S. federal income tax purposes.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF CLASS A SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING CLASS A SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF CLASS A SHARES AND OF OUR TREATMENT FOR FEDERAL INCOME TAX PURPOSES AS A PARTNERSHIP, AND NOT AS AN ASSOCIATION OR A PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION.

Taxation of the Company

Taxation of Fortress. While we are organized as a limited liability company and intend to operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by us that we will so qualify as a partnership for any particular year. Our taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below). No assurance, however, can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or if we elect to be treated as a corporation based upon a determination by our board of directors, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed to the holders of Class A shares in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “Taxation of Non-U.S. Persons”) so long as we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our board of directors to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby materially reducing the amount of any cash available for distribution to holders. The net effect of such treatment would be, among other things, to subject the income from FIG Asset Co. LLC to corporate level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be treated and taxed as a corporation for U.S. federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act of 1940. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We estimate that our investments will earn interest, dividends, capital gains and other types of qualifying income. No assurance can be given as to the types of income that will be earned in any given year.

While we will be treated as a publicly traded partnership, we will manage our investments so that we will satisfy the qualifying income exception to the extent reasonably possible. There can be no assurance, however, that we will do so or that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders of our Class A shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of our Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of the Class A shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

Despite our classification as a partnership, a significant portion of our income will be derived through FIG Corp., which will be subject to corporate income taxes.

Taxation of FIG Corp. FIG Corp., our wholly-owned subsidiary, is taxable as a corporation for U.S. federal income tax purposes and therefore we, as the holder of FIG Corp.’s common stock, will not be taxed directly on the earnings of the operating entities. Distributions of cash or other property that FIG Corp. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by FIG Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in FIG Corp.’s common stock, and thereafter will be treated as a capital gain.

As general partner of the Fortress Operating Group entities (other than Principal Holdings), FIG Corp. will incur U.S. federal income taxes on its allocable share of any net taxable income of such entities. In accordance with the applicable partnership agreement, we will cause the applicable Fortress Operating Group entities to distribute cash on a pro rata basis to holders of Fortress Operating Group units (that is, FIG Corp. and the principals) in an amount at least equal to the maximum tax liabilities arising from their ownership of such units, if any.

Taxation of FIG Asset Co. LLC. FIG Asset Co. LLC is our wholly-owned limited liability company. As a single member limited liability company that has not elected to be treated as a corporation for U.S. federal income tax purposes, FIG Asset Co. LLC will be treated as an entity disregarded as a separate entity from us for U.S. federal income tax purposes. Accordingly, all the assets, liabilities, and items of income, deduction, and credit of FIG Asset Co. LLC will be treated as our assets, liabilities, and items of income, deduction, and credit.

Nature of FIG Asset Co. LLC’s Business Activities. FIG Asset Co. LLC will invest directly or indirectly in a variety of assets and otherwise engage in activities and derive income that is consistent with the qualifying income exception discussed above.

Investment Structures. To manage our affairs so as to meet the “qualifying income” exception for the publicly traded partnership rules (discussed above) FIG Asset Co. LLC and its subsidiary entities may structure certain investments through entities classified as corporations for U.S. federal income tax purposes. Such investment structures will be entered into to create a structure that generally is efficient for holders. However, because holders could be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all holders to the same extent, and may even impose additional tax burdens on some holders. As discussed below, if the entities are non-U.S. corporations, they may be considered PFICs, the consequences of which are described below. If the entities are U.S. corporations, they would be subject to U.S. federal income tax on their operating income, including any gain recognized on their disposal of their investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to such tax, whether the corporations are U.S. or non-U.S. corporations.

Personal Holding Companies. FIG Corp. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities, income from certain personal services contracts, and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our Class A shares. Consequently, FIG Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. If as a factual matter, FIG Corp.’s income fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that FIG Corp. will not become a PHC following this offering or in the future.

If FIG Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 15% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2010, the PHC tax rate on undistributed PHC income will be equal to the highest marginal rate on ordinary income applicable to individuals (currently 35%). Based upon the nature of our expected income, even if FIG Corp. were a PHC, we do not expect that 60% of FIG Corp’s income will be PHC income. Consequently, FIG Corp. should not be subject to the PHC tax on undistributed PHC income. If, however, FIG Corp. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material.

Certain State, Local and Non-U.S. Tax Matters. We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our Class A shares as a credit against their federal income tax liability.

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses. As a partnership for tax purposes, we are not a taxable entity and incur no U.S federal income tax liability. Instead, each holder in computing such holder’s U.S. federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of FIG Asset Co. LLC as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) for each of our taxable years ending with or within the taxable year of such holder, regardless whether the holder has received any distributions. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Distributions we receive from FIG Corp. that are taxable as dividend income to the extent of FIG Corp.’s current and accumulated earnings and profits that are allocable to individual holders of Class A shares will be eligible for a reduced rate of tax of 15% on such dividend income or qualified dividend income through 2010, provided that certain holding period requirements are satisfied.

Allocation of Profits and Losses. For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us (including those items of FIG Asset Co. LLC as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) will be allocated among the holders of Class A shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. A holder’s allocable share of such items will be determined by the operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the holder’s interest in us. If the allocations provided by our agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our agreement.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. Some of the investment practices authorized by our operating agreement could be subject to special provisions under the Code that, among other things, may affect the timing and character of the gains or losses recognized by us. These provisions may also require us to accrue original issue discount or be treated as having sold securities for their fair market value, both of which may cause us to recognize income without receiving cash with which to make distributions. To the extent that there is a discrepancy between our recognition of income and our receipt of the related cash payment with respect to such income, income likely will be recognized prior to our receipt and distribution of cash. Accordingly, it is possible that the U.S. federal income tax liability of a holder with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the holder for the year, thus giving rise to an out-of-pocket payment by the holder.

Section 706 of the Code provides that items of partnership income and deductions must be allocated between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements.

If our conventions are not allowed by the Regulations (or only apply to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, certain holders’ respective tax liabilities would be adjusted to the possible detriment of certain other holders. We are authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).

Adjusted Tax Basis of Class A Shares. A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (i) distributions from us, (ii) the holder’s allocable share of items of our deductions and losses, and (iii) the holder’s allocable share of the reduction in our liabilities, if any.

A holder is allowed to deduct its allocable share of our losses (if any) only to the extent of such holder’s adjusted tax basis in the Class A shares it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a holder’s allocable share of our losses would reduce its adjusted tax basis for its Class A share below zero, the recognition of such losses by such holder would be deferred to subsequent taxable years and will be allowed if and when such holder had sufficient tax basis so that such losses would not reduce such holder’s adjusted tax basis below zero.

Holders who purchase Class A shares in separate transactions must combine the basis of those Class A shares and maintain a single adjusted tax basis for all of those Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold.

Treatment of Distributions. Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Such amount would be treated as gain from the sale or exchange of its interest in us. Except as described below, such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its interest exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similarly to cash distributions for U.S. federal income tax purposes.

Disposition of Interest. A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including actual and deemed cash distributions from us, as described above) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the holder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code.

Holders who purchase Class A shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred shares, provided his shares are divided into identifiable shares with ascertainable holding periods, the selling holder can identify the portion of the shares transferred, and the selling holder elects to use the identification method for all sales or exchanges of our shares.

Holders should review carefully the discussions below under the subheadings titled “Passive Foreign Investment Companies” and “Controlled Foreign Corporations”.

Non-U.S. Persons should review carefully the discussion below under the subheading titled “Non-U.S. Persons” regarding the tax treatment of interests in REITs or U.S. Real Property Holding Corporations (as defined below).

Limitation on Deductibility of Capital Losses. Any capital losses generated by us will be deductible by holders who are individuals only to the extent of such holders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by us will be deductible by corporate holders to the extent of such holders’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Holders should consult their tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Our Losses. A holder will be restricted from taking into account for U.S. federal income tax purposes its allocable share of any loss incurred by us in excess of the adjusted tax basis of such holder’s Class A shares. In addition, the Code restricts individuals, certain non-corporate taxpayers and certain closely held corporations from taking into account for U.S. federal income tax purposes any of our net losses in excess of the amounts for which such holder is “at risk” with respect to its interest as of the end of our taxable year in which such loss occurred. The amount for which a holder is “at risk” with respect to its interest is equal to its adjusted tax basis for such interest, less any amounts borrowed (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder’s at risk amount in subsequent years.

We will not generate income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder may not be offset by the passive losses of such holder and losses allocated to a holder may not be used to offset passive income of such holder. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Holders should consult with their tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitation on Interest Deductions. The deductibility of an individual and other non-corporate holder’s “investment interest expense” is limited to the amount of that holder’s “net investment income.” Investment interest expense would generally include the holder’s allocable share of interest expense incurred by us, if any, and investment interest expense incurred by the holder on any loan incurred to purchase or carry Class A shares. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitation on Deduction of Certain Other Expenses. For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible only to the extent that they exceed 2% of the adjusted gross income of the taxpayer. We may have a significant amount of expenses that will be treated as miscellaneous itemized deductions. Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions. In addition, miscellaneous itemized deductions are not deductible for purposes of computing a taxpayer’s alternative minimum tax liability. See “Alternative Minimum Tax” for a discussion of potential alternative minimum tax liability.

In general, neither we nor any holder may deduct organizational or syndication expenses. While an election may be made by a partnership to amortize organizational expenses over a 15-year period, we will not make such an election. Syndication fees (i.e., expenditures made in connection with the marketing and issuance of the Class A shares) must be capitalized and cannot be amortized or otherwise deducted.

Holders are urged to consult their tax advisors regarding the deductibility of itemized expenses incurred by us.

Foreign Tax Credit Limitation. Holders will generally be entitled to a foreign tax credit for U.S. federal income tax purposes with respect to their allocable shares of creditable foreign taxes paid on our income and gains. Complex rules may, depending on a holder’s particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, a holder may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Foreign Currency Gain or Loss. Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss for U.S. federal income tax purposes. Holders should consult their tax advisers with respect to the tax treatment of foreign currency gain or loss.

Mutual Fund Holders. U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then the Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A shares is relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualifying publicly traded partnership” depends on the exact nature of its future investments, but our partnership currently is not a “qualifying publicly traded partnership.” However, we will operate such that at least 90% of our gross income from the underlying assets held by our partnership will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders. A holder of our Class A shares that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of unrelated business taxable income (“UBTI”). A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

While we expect to manage our activities so as to avoid a determination that we are engaged in a trade or business, thereby limiting the amount of UBTI that is realized by tax-exempt holders of our Class A shares, there can be no assurance that the IRS will not assert successfully that we are so engaged in a trade or business.

However, we will not make investments through taxable U.S. corporations solely for the purpose of limiting UBTI from “debt-financed” property and, thus, an investment in Class A share will give rise to UBTI, in particular from “debt-financed” property, to certain tax-exempt holders. For example, FIG Asset Co. LLC will invest in or hold interests in entities that are treated as partnerships, or are otherwise subject to tax on a flow through basis, that will incur indebtedness. It is also possible that FIG Asset Co. LLC may borrow funds from FIG Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from “debt-financed” property.

Tax-exempt holders are urged to consult their tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies. A non-U.S. entity will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if (i) such entity is treated as a corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. holder will be subject to the PFIC rules for an investment in a PFIC without regard to its percentage ownership. When making investment or other decisions, FIG Asset Co. LLC will consider whether an investment will be a PFIC and the tax consequences related thereto. It is possible, however, that FIG Asset Co. LLC will acquire or otherwise own interests in PFICs.

Except as described below, we will make, where possible, an election (a “QEF Election”) with respect to each entity treated as a PFIC to treat such non-U.S. entity as a qualified electing fund (“QEF”) in the first year we hold shares in such entity. A QEF Election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

As a result of a QEF Election, we will be required to include in our gross income each year our pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by us is a PFIC, whether or not we receive cash in respect of its income. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. A holder may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned through FIG Asset Co. LLC that is treated as a PFIC will not, however, pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may, over time, be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our Class A shares, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed.

In certain cases, we may be unable to make a QEF Election with respect to a PFIC. This could occur if we are unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of ours or because such entity itself invests in underlying investment vehicles over which we have no control. If we do not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of the Class A shares by a holder at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its Class A shares or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.

Controlled Foreign Corporations. A non-U.S. entity will be treated as a controlled foreign corporation (“CFC”) if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, FIG Asset Co. LLC will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each holder of our Class A shares generally may be required to include in income its allocable share of the CFC’s “Subpart F” income reported by us. Subpart F income includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in its Class A shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the favorable 15% tax rate applicable to “qualified dividend income” for individual U.S. persons. See “Taxation of Holders of Class A shares on Our Profits and Losses.” Amounts included as such income with respect to direct and indirect investments will not be taxable again when actually distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to a holder of our Class A shares from our disposition of stock in a CFC will be treated as ordinary income to the extent of the holder’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to our holders.

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading “Passive Foreign Investment Companies” above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then holders of our Class A shares may be subject to the PFIC rules. The interaction of these rules is complex, and holders are urged to consult their tax advisors in this regard.

Alternative Minimum Tax. Individual and corporate taxpayers have potential liability for alternative minimum tax. Since such liability is dependent upon each holder’s particular circumstances, holders of Class A shares should consult their tax advisors concerning the alternative minimum tax consequences of being a holder of Class A shares.

U.S. Federal Estate Taxes for U.S. Persons. If Class A shares are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then U.S. federal estate tax may be payable in connection with the death of such person. Individual holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Taxation of Non-U.S. Persons

Non-U.S. Persons. Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our method of operation through FIG Asset Co. LLC will not result in a determination that we are engaged in a U.S. trade or business, there can be no assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in our Class A shares in such year, such holder generally would be (i) subject to withholding by us on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business and (iii) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of its effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. federal income tax on the sale or exchange.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Code, non-U.S. persons are subject to U.S. tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly-traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). Consequently, a non-U.S. person who invests directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments through FIG Asset Co. LLC that could constitute investments in U.S. real property or USRPHCs, including dividends from REIT investments that are attributable to gains from the sale of U.S. real property. If we make such investments, each non-U.S. person will be subject to U.S. tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest and will be subject to the filing requirements discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

U.S. Federal Estate Taxes for Non-U.S. Persons. Holders who are individual non-U.S. persons will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partner interests (such as the Class A shares) will be considered U.S.-situs property. Accordingly, holders who are non-U.S. holders may be subject to U.S. federal estate tax on all or a portion of the value of the Class A shares owned at the time of their death. Individual holders who are non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Administrative Matters

Tax Matters Partner. One of our principals will act as our “tax matters partner.” Our Board of Directors will have the authority, subject to certain restrictions, to appoint another principal or Class A shareholder to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Elections. Under Section 754 of the Code, we may elect to have the basis of our assets adjusted in the event of a distribution of property to a holder or in the event of a transfer of a Class A share by sale or exchange, or as a result of the death of a holder. Pursuant to the terms of the operating agreement, the Board of Directors, in its sole discretion, is authorized to direct us to make such an election. Such an election, if made, can be revoked only with the consent of the IRS. We currently do not intend to make the election permitted by Section 754 of the Code.

Without a Section 754 election, there will be no adjustment for the transferee of Class A shares even if the purchase price of those shares is higher than the shares’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale by us of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer. Moreover, if Class A shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in that portion of such assets attributable to such shares.

In addition, with respect to various partnership tax accounting and reporting elections, there is little legal authority concerning the mechanics of various partnership calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating holders’ allocable shares of income, loss, and deduction. It is possible that the IRS could assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations or are impermissible, and could result in an adjustment to holders’ income or loss. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences.

Constructive Termination. Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all holders of Class A shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns. We have agreed to use reasonable efforts to furnish to holders tax information (including Schedule K-1) as promptly as possible, which describes their allocable share of our income, gain, loss and deduction for our preceding taxable year. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. There can be no assurance for holders that are not U.S. persons that this information will meet such holders’ jurisdictions’ compliance requirements.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. Holders may be subject to substantial penalties if they fail to comply with such information reporting requirements. Holders should consult with their tax advisors regarding such information reporting requirements.

Audits. We may be audited by the IRS. Adjustments resulting from an IRS audit may require a holder to adjust a prior year’s tax liability, and possibly may result in an audits of such holder’s tax returns. Any audit of holders’ tax returns could result in adjustments not related to our tax returns as well as those related to our tax returns. Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Nominee Reporting. Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished to us.

Taxable Year. A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest of our partnership changes to a group a partners with a different tax year and we have not been forced to change our tax year during the preceding two year period, we will be required to change our tax year to the tax year of that group of partners. We currently have a tax year end of December 31.

Elective Procedures for Large Partnerships. The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedule K-1 that are issued to the holders of the Class A shares, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the Class A shares for the year in which the adjustments take effect, rather than the holders of the Class A shares in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld. If we are required to withhold any U.S. tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Backup Withholding. For each calendar year, we will report to holders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, a holder may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless (i) such holder is a corporation or falls within another exempt category and demonstrates this fact when required or (ii) such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding tax and otherwise complies with the applicable requirements of the backup withholding tax rules. An exempt holder should indicate its exempt status on a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to holders will be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund.

If holders do not timely provide an IRS Form W-8 or W-9, as applicable, or such form is not properly completed, such holders may become subject to U.S. backup withholding taxes in excess of what would have been imposed. In certain circumstances, the Partnership may be subject to excess U.S. backup withholding taxes, which will be treated by us as an expense that will be borne by all holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Tax Shelter Regulations. If we were to engage in a “reportable transaction,” we (and possibly holders and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly a holder’s tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, holders may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could, for example, make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

In 2007, legislation was introduced in the Senate that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment adviser or asset management services. Under the bill, the exception from corporate treatment for a publicly traded partnership does not apply to any partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from services provided by any person as an investment adviser or as a person associated with an investment adviser. If enacted in its proposed form, the transition rules of the proposed legislation would delay the application of these rules to us until 2013. Legislation that is substantially similar to the proposed legislation introduced in the Senate was introduced in the House of Representatives that, if enacted in its current form, does not include transition relief and would apply to us with respect to our 2008 taxable year.

In addition, legislation was adopted in 2007 in the House of Representatives, but not in the Senate, that would cause allocation of income associated with carried interests to be taxed as ordinary income for the performance of services, which would have the effect of treating publicly traded partnerships that derive substantial amounts of income from carried interests as corporations for U.S. Federal income tax purposes. Under a transition rule contained in the legislation, the carried interest would not be treated as ordinary income for purposes of Section 7704 until December 31, 2009 and therefore would not preclude us from qualifying as a partnership for U.S. Federal income tax purposes until our taxable year beginning January 1, 2010. None of these legislative proposals affecting the tax treatment of our carried interests or of our ability to qualify as a partnership for U.S. Federal income tax purposes has yet been entered into law.

If any version of these legislative proposals were to be enacted into law, or if other similar legislation were to be enacted or any other change in the tax laws, rules, regulations or interpretations were to preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules, holders would be negatively impacted because we would incur a material increase in our tax liability as a public company from the date any such changes became applicable to us, which could result in a reduction in the value of our Class A shares.

Our organizational documents and agreements permit the Board of Directors to modify the operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO FORTRESS AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER AND, IN REVIEWING THIS PROSPECTUS, THESE MATTERS SHOULD BE CONSIDERED. HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

ERISA CONSIDERATIONS

General

A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code or any substantially similar federal, state or local law. ERISA and the Internal Revenue Code impose restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA,

•	plans described in Section 4975(e)(1) of the Internal Revenue Code, including retirement accounts and Keogh Plans,

•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, and

•	persons who have certain specified relationships to a plan described as “parties in interest” under ERISA and “disqualified persons” under the tax code.

Prohibited Transaction Regulations Under ERISA and the Tax Code

ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan’s assets is considered to be a fiduciary of that plan. Both ERISA and the tax code prohibit certain transactions involving “plan assets” between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty.

Fortress and each of its affiliates may be a “party in interest” or a “disqualified person” with respect to Plans that purchase, or whose assets are used to purchase, any of the securities described in this prospectus. As a consequence, the acquisition of Any of the securities described in this prospectus with the assets of any such Plan could be treated as or give rise to a prohibited transaction under ERISA or the tax code.

There are, however, a number of statutory and administrative exemptions that could be applicable to the acquisition of the securities, including (i) the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for non-fiduciary service providers; (ii) Prohibited Transaction Class Exemption (“PTCE”) 84-14 for certain transactions determined by independent “qualified professional asset managers;” (iii) PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; (iv) PTCE 91-38 for certain transactions involving bank collective investment funds; PTCE 96-23 for certain transactions determined by “in-house asset managers,” and (v) PTCE 95-60 for certain transactions involving insurance company general accounts.

In addition, if a fiduciary were to acquire any of the Fortress interest described in this prospectus for its own interest or for its own account, such fiduciary could be treated as having an interest in Fortress that could affect such fiduciary’s best judgment as a fiduciary. Accordingly, if, subsequent to such acquisition, such a fiduciary were to cause a Plan to invest in a fund that was managed by Fortress or any of its affiliates or otherwise enter into a transaction with Fortress or any of its affiliates, such fiduciary might have to take steps to neutralize the impact of such interest in connection with such investment or transaction in order to avoid the occurrence of a non-exempt prohibited transaction.

In view of the foregoing, fiduciaries of any Plan who are considering investing in Fortress interests should consult their own legal advisors as to whether such purchases could result in liability under ERISA or the tax code.

The Plan Assets Regulation

The term “plan assets” is defined by Section 3(42) of ERISA and a regulation issued by the Department of Labor (the “Plan Assets Regulation”). A plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity, unless certain exceptions apply. Accordingly, the operations of such an entity could result in a prohibited transaction under ERISA and the tax code. Under the Plan Assets Regulation, if a plan acquires an equity interest that is a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that:

•	is freely transferable,

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

•	is either:

part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

In addition, under the Plan Assets Regulation, if a plan acquires an equity interest in an entity that is an “operating company” the issuer of the security is not deemed to hold plan assets. For purposes of the Plan Assets Regulations, an “operating company” is defined to include any entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.

The term “operating company” also includes an entity that is a “venture capital operating company.” Generally, an entity will be considered a “venture capital operating company” (a “VCOC”) if:

•

50% or more of its assets (other than short-term investments pending long-term commitment), valued at cost, are invested in operating companies (other than another VCOC) as to which the entity has or obtains “management rights,” which are defined as contractual rights to substantially participate in, or substantially influence the conduct of, the management of the operating company; and

•	the entity, in the ordinary course of its business, actually exercises such “management rights” at least annually with respect to one or more of the operating companies in which it invests.

Our Class A shares as “Publicly-Offered Securities” And Fortress Qualifies as a VCOC

Our Class A shares currently meet the above criteria and it is anticipated that the Class A shares being offered hereby will continue to meet the criteria of publicly-offered securities. In addition, Fortress currently meets the criteria necessary to qualify as a VCOC and it is anticipated that Fortress will continue to qualify as a VCOC.

Continued applicability of the “publicly-offered security” exception to the Class A shares or the applicability of the “publicly-offered security” exception or another exception to the Plan Assets Regulation with respect to other securities offered hereby will be discussed in the respective prospectus supplement. In addition, Fortress’ continued qualification as a VCOC will also be discussed in the respective prospective supplement.

General Investment Considerations

Prospective fiduciaries of a plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account) considering the purchase of securities should consult with their legal advisors concerning the impact of ERISA and the tax code and the potential consequences of making an investment in these securities with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

•	whether the plan’s investment could give rise to a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code,

•	whether the fiduciary has the authority to make the investment,

•	the composition of the plan’s portfolio with respect to diversification by type of asset,

•	the plan’s funding objectives,

•	the tax effects of the investment,

•	whether our assets would be considered plan assets, and

•

whether, under the general fiduciary standards of investment prudence and diversification an investment in these shares is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code. Accordingly, assets of such plans may be invested in the securities without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the tax code is subject to the prohibited transaction rules set forth in the tax code.

Governmental and Church Plans

Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nonetheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fortress will require similar representations and warranties with respect to the purchase of Any of the securities described in this prospectus by any such plan. Fiduciaries of such plans should consult with their counsel before purchasing any of the securities described in this prospectus.

The discussion of ERISA and Section 4975 of the Code contained herein is, of necessity, general and does not purport to be complete. Moreover, the provisions of ERISA and Section 4975 of the Code are subject to extensive and continuing administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings, and court decisions, some of which may have retroactive application and effect.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN ANY OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS THAT IS, OR IS ACTING ON BEHALF OF, A PLAN (OR A GOVERNMENTAL OR CHURCH PLAN SUBJECT TO LAWS SIMILAR TO ERISA AND/OR SECTION 4975 OF THE CODE) IS STRONGLY URGED TO CONSULT ITS OWN LEGAL, TAX AND ERISA ADVISERS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT AND THE ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold by us in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any such methods of sale.

The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, will be identified, and their discounts, commissions and other items constituting underwriters’ compensation will be described, in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of securities, the underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents. The underwriters may sell securities to or through dealers, who may also receive compensation from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involve the sale by persons participating in the offering of more of our securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

If so indicated in the prospectus supplement relating to a particular offering of securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher and Flom LLP New York, New York.

EXPERTS

The consolidated and combined financial statements of Fortress Investment Group LLC (prior to January 17, 2007, Fortress Operating Group) appearing in Fortress Investment Group LLC’s Annual Report (Form 10-K) for the year ended December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$125,000,000 of Class A Shares

Fortress Investment Group LLC

P R E L I M I N A R Y   P R O S P E C T U S   S U P P L E M E N T

May     , 2009

Citi

J.P.Morgan

Merrill Lynch & Co.

Nomura Securities International, Inc.